UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A INFORMATION
(Rule 14a-101)

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No. ____)

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FIRST INTERSTATE BANCSYSTEM, INC.

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(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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FIRST INTERSTATE BANCSYSTEM, INC.
401 North 31st Street
P.O. Box 30918
Billings, Montana 59116-0918

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
OF FIRST INTERSTATE BANCSYSTEM, INC.
To Be Held on Thursday, May 2, 2019,
at 4:00 p.m., Mountain Daylight Time

NOTICE IS HEREBY GIVEN that the 2019 Annual Meeting of Shareholders of First Interstate BancSystem, Inc. will be held at First Interstate Bank, Operations Center, 1800 Sixth Avenue North, Billings, Montana, on Thursday, May 2, 2019, at 4:00 p.m., Mountain Daylight Time, for the following purposes:

1.	To elect two directors to serve three-year terms, or until their respective successors have been elected and appointed;

2.	To ratify the appointment of RSM US LLP as our independent registered public accounting firm for the year ending December 31, 2019;

3.	To approve a charter amendment to provide for majority voting in the election of directors;

4.	To approve the adjournment of the annual meeting, if necessary or appropriate, to solicit additional proxies for the foregoing proposals;

5.	To adopt a non-binding advisory resolution on executive compensation; and

6.	To transact such other business as may properly come before the meeting or any adjournments or postponements thereof.

Only shareholders of record as of the close of business on March 1, 2019 are entitled to notice of and to vote at the annual meeting and any adjournments or postponements thereof.

YOUR VOTE IS IMPORTANT TO US. Whether or not you plan to attend the annual meeting, we urge you to vote. Registered holders may vote:

•	By Internet - access http://www.voteproxy.com and follow the on-screen instructions;

•	By mail - sign, date and mail your proxy card in the envelope provided as soon as possible; or,

•	In person - vote your shares in person by attending the annual meeting.

BY ORDER OF THE BOARD OF DIRECTORS

Kirk D. Jensen
Corporate Secretary

Billings, Montana
March [15], 2019

PRELIMINARY PROXY STATEMENT

2018 EXECUTIVE SUMMARY

The following is a summary of material disclosures in our proxy statement. This is only a summary, and it may not contain all of the information that is important to you. For more complete information, please review the proxy statement in its entirety.

When we refer to the “Company,” “First Interstate,” “we,” “our,” and “us” in this proxy statement, we mean First Interstate BancSystem, Inc. and our consolidated subsidiaries, unless the context indicates that we refer only to the parent company, First Interstate BancSystem, Inc. When we refer to the “Bank” in this proxy statement, we mean First Interstate Bank, our bank subsidiary.

This proxy statement and accompanying proxy card are being provided on or about March 15, 2019 to our shareholders of record who are entitled to vote at the annual meeting.

Annual Meeting

Time and Date:	4:00 p.m. Mountain Daylight Time, Thursday, May 2, 2019

Place:	First Interstate Bank Operations Center
1800 Sixth Avenue North
Billings, Montana 59101

Record Date:	Close of business on March 1, 2019

Voting:
Shareholders of record as of the record date are entitled to vote. Each outstanding share of Class A common stock is entitled to one vote and each outstanding share of Class B common stock is entitled to five votes on all matters submitted to a vote of shareholders.

Attendance:
If you plan to attend the annual meeting in person, you must bring the Notice of Internet Availability of Proxy Materials. If your shares are not registered in your name, you will need a legal proxy, account statement, or other documentation confirming your First Interstate BancSystem, Inc. holdings from the broker, bank, or other institution that is the record holder of your shares. You will also need a valid, government-issued picture identification that matches your Notice of Internet Availability of Proxy Materials, legal proxy or other confirming documentation.

Adjournments:
Any action on the items of business described above may be considered at the annual meeting at the time and on the date specified above or at any time and date to which the annual meeting may be properly adjourned or postponed.

Agenda and Voting Recommendations
Proposal	Description	Board Recommendation
1	Election of Two Directors	“FOR” each nominee

2	Ratification of Appointment of Independent Registered Public Accounting Firm	“FOR”

3	Approval of Charter Amendment to Provide for Majority Voting in the Election of Directors	“FOR”

4	Approval of an Adjournment of the Annual Meeting, if Necessary or Appropriate, to Solicit Additional Votes for the Foregoing Proposals	“FOR”

5	Adoption of a Non-binding Advisory Resolution on Executive Compensation	“FOR”

REVIEW YOUR PROXY STATEMENT AND VOTE IN ONE OF THREE WAYS:

:	VIA THE INTERNET	*	BY MAIL
	Visit the website listed on your proxy card		Sign, date and return your proxy card in the enclosed envelope

J	IN PERSON
Attend the Annual Meeting in Billings

Commitment to Good Corporate Governance

We have structured our corporate governance program to promote the long-term interests of shareholders, strengthen the accountability of our Board of Directors (“Board”) and management, and help build public trust in the Company. Highlights of our efforts include:

☑	Separation of the chair of the Board and chief executive officer roles;
☑	Appointment of a Lead Independent Director;
☑	Independent directors serve as chairs of our Audit, Governance & Nominating, Risk, Compensation, and Technology Committees;
☑	Regular executive sessions of independent directors;
☑	Annual Board and committee self-evaluations;
☑	Stock ownership guidelines for directors and executive officers; and
☑	Cash and equity awards with clawback provisions.

2018 Performance

2018 was a strong year for First Interstate Bank. We had earnings per common share of $2.75, which was a 34% increase over the prior year. Expansion in our net interest margin and the benefit of tax reform were the primary drivers behind our results. Building upon our initial entrance into the Northwest United States last year, in April, we announced the agreement to acquire Northwest Bancorporation, Inc., the parent company of Inland Northwest Bank, an $826 million Washington-based community bank with 20 banking offices across Washington, Idaho, and Oregon. The acquisition closed in August and we successfully completed the integration in November. In addition, in October, we signed definitive agreements to acquire two Idaho-based banks: Idaho Independent Bank, a $725 million community bank based in Coeur d’Alene, ID; and Community 1st Bank, a $130 million community bank based in Post Falls, ID. These three acquisitions complement our franchise and provide us with meaningful market share in attractive, high growth markets in Eastern Washington and Northern Idaho. As a result of higher earnings, we were also able to increase our quarterly dividend by 16.7%, to $0.28 per common share.

As we progressed through 2018, we continued to focus on people, process, and technology as we sought to deliver to each of our stakeholders in meaningful and compelling ways …

•
For our employees … As our most valuable asset, we continued to strengthen our employee benefit package, provide greater training opportunities and improve Company-wide, interactive communications in order to support a healthy work environment.

•
For our clients … We continued to invest in our digital platform and strengthen our business processes in order to deliver quality products and services to our clients when and where they choose to interact with us.

•
For our communities … Commitment to our communities is at the core of our DNA and we continued to give back both financially and through employee volunteerism. In 2018 we celebrated our 50th anniversary with a Company-wide volunteer day to assist those less fortunate across our footprint.

•
For our shareholders … We believe engaged employees, satisfied clients and strong communities have a significant impact to our financial results, which ultimately allows us to meet the expectations of our shareholders. 2018 reported higher levels of return on average equity, average assets, and an expanded net interest margin. Full year earnings of $160.2 million, or $2.75 per diluted share, included merger related costs of $12.4 million, which impacted earnings per share by $0.17.

Executive Compensation Highlights

Our executive compensation program is aligned with our business strategy and is designed to maximize long-term shareholder value.

What We Pay and Why; Goals and Elements of Compensation:

•	Emphasis on pay for performance;

•	Attract, retain, and motivate talented and experienced executives within the banking industry;

•	Recognize and reward executives whose skill and performance are critical to our success;

•	Align interests of our executives with our shareholders; and

•	Discourage inappropriate risk taking.

Key Features of our Executive Compensation Program:

What we do ...		What we do not do ...
☑	Emphasize pay for performance	☒	No short-selling or hedging of Company securities
☑	Use multiple performance measures and caps on potential incentive payments	☒	No single-trigger vesting of equity awards upon change in control
☑	Use independent compensation consultant	☒	No excessive perquisites
☑	Require minimum stock ownership for Directors and Executive Officers (EOs)	☒	No excise tax gross-ups
☑	Maintain a clawback policy to recapture incentive payments	☒	No repricing or recycling of shares
☑	Discourage risk taking by reserving the right to use discretion in the payout of all incentives	☒	No trading in Company securities during designated black-out periods, except under valid trading plans

Elements of Total Compensation

Using a consistent and calibrated pay for performance approach across the Company, we reward results, discourage undue risk taking, and drive long-term shareholder value. To promote a culture that aligns the interests of management with those of our shareholders, our executive compensation program focuses on an appropriate mix of fixed and variable compensation.

We have three primary elements of compensation:

1.	Base salary: Competitive fixed base cash compensation determined by individual factors, such as scope of responsibility, experience, and strategic impact.

2.	Annual short-term cash incentive: Performance-based awards aligned with the achievement of individual and Company financial and strategic growth objectives as determined by established thresholds.

3.	Long-term equity award incentive: Incentives to engage and retain executive officers, with an emphasis on long-term Company performance compared to peers.

PROPOSAL ONE - ELECTION OF DIRECTORS

At the end of fiscal year 2018, there were fifteen directors serving on the Board. The tenures of two directors who are not seeking re-election at the annual meeting, Jonathan R. Scott and William B. Ebzery, will end on May 2, 2019. A total of two directors, one of which is a current member of the Board, will be elected at the annual meeting to serve three-year terms, or until their respective successors have been elected and appointed. After the annual meeting, the Board will have fourteen directors divided into three groups with staggered three-year terms. The Board has nominated for election as directors at this annual meeting:

•	James R. Scott, Jr.

•	Randall I. Scott
James R. Scott, Jr. is a current member of the Board. Randall I. Scott is not a current member of the Board.
Unless authority to vote is withheld, the persons named in the enclosed proxy will vote the shares represented by such proxy for the election of the nominees named above. If, at the time of the annual meeting, any nominee becomes unavailable for any reason for election as a director, the persons entitled to vote the proxy will vote for the election of such substitute(s) as the Board may recommend. At this time, the Board knows of no reason why any nominee might be unavailable to serve.

Nominees

The following tables set forth information regarding the nominees for election at the annual meeting and the directors continuing in office after the annual meeting.

Name and Age	Director Since	Principal Occupation

James R. Scott, Jr., 41	2016	Commercial Loan Manager, First Interstate Bank, Medford
Randall I. Scott, 65	N/A (1)	Managing General Partner, Nbar5 Limited Partnership
(1) Due to term limits that require certain Scott family members to have at least a one-year break in service after serving two consecutive three-year terms, Randall I. Scott’s most recent term ended in May of 2018. Mr. Scott first became a director of the Company in 1993.
If a quorum is present at the annual meeting, a plurality of the shares entitled to vote and present in person or represented by proxy at the meeting are needed to elect a director. This means that the two nominees for director who receive the most affirmative votes for their election will be elected for a three year term.

The Board recommends a vote “FOR” each of the nominees named above.

Directors Continuing in Office After Annual Meeting(1)

Name and Age	Director Since	Term Expires	Principal Occupation

James R. Scott, 69	1971	2021	Chair of the Board, First Interstate BancSystem, Inc.
Kevin P. Riley, 59	2015	2021	President and Chief Executive Officer, First Interstate BancSystem, Inc.
Steven J. Corning, 66	2008	2020	President and Chief Executive Officer, Corning Companies
Dana L. Crandall, 54	2014	2020	Vice President-Service Delivery, Comcast
Charles E. Hart, M.D., 69	2008	2020	Retired President and Chief Executive Officer, Regional Health, Inc.
John M. Heyneman, Jr., 52	2018	2021	Executive Director, Plank Stewardship Initiative
David J. Jahnke, 65	2011	2021	Retired Partner, KPMG
Dennis L. Johnson, 64	2017	2020	President and Chief Executive Officer, United Heritage Financial Group
Ross E. Leckie, 61	2009	2021	Retired Executive Vice President, Allianz SE
Patricia L. Moss, 65	2017	2020	Retired President and Chief Executive Officer, Cascade Bancorp
Teresa A. Taylor, 55	2012	2021	Owner and Chief Executive Officer, Blue Valley Advisors, LLC
Peter I. Wold, 71	2016	2020	President, Wold Energy Partners, LLC and CEO, Wold Oil Properties, LLC
(1) Does not include James R. Scott, Jr. or Randall I. Scott, the two nominees for election to the Board at the annual meeting.

PROPOSAL TWO - RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

RSM US LLP was appointed by the Audit Committee of the Board as our independent registered public accounting firm for the year ending December 31, 2019. While the Audit Committee is directly responsible for the appointment, compensation, retention, and oversight of our independent registered public accounting firm, the Audit Committee has requested that the Board submit the selection of RSM US LLP to our shareholders for ratification as a matter of good corporate governance. No representatives of RSM US LLP are expected to be present at the annual meeting.
Neither the Audit Committee nor the Board is required to take any action as a result of the outcome of the vote on this proposal. However, if our shareholders do not ratify the selection of RSM US LLP as the selected independent registered public accounting firm, the Audit Committee will consider whether to retain RSM US LLP or to select another independent registered public accounting firm. Furthermore, even if the selection is ratified, the Audit Committee in its discretion may appoint a different independent registered public accounting firm at any time during the year if it determines that such a change is in the best interest of the Company and our shareholders.
Proxies solicited hereby will be voted for the proposal unless a vote against the proposal or abstention is specifically indicated. If a quorum is present at the annual meeting, the affirmative vote of a majority of the voting power of the shares entitled to vote and present in person or represented by proxy at the annual meeting are needed to ratify the appointment of the independent registered public accounting firm. This means that the appointment of RSM US LLP as the independent registered public accounting firm for the Company will be ratified if more than 50% of the votes present in person or by proxy and entitled to vote at the annual meeting are cast by shareholders in favor of ratification.

The Board recommends a vote “FOR” ratifying the appointment of RSM US LLP as our independent registered public accounting firm.

PROPOSAL THREE - APPROVAL OF CHARTER AMENDMENT TO PROVIDE FOR MAJORITY VOTING IN THE ELECTION OF DIRECTORS

Under the Montana Business Corporation Act, unless otherwise provided in the articles of incorporation, directors are elected by a plurality of the votes cast by the shares entitled to vote in the election at a meeting at which a quorum is present. The Board, based upon the recommendation of its Governance & Nominating Committee and other factors, has determined it to be in the best interests of the Company and its shareholders to memorialize in the Company’s articles of incorporation the adoption of a majority voting standard in the election of directors to complement the Company’s existing corporate governance policies and to further the Company’s efforts in enhancing its corporate governance practices. In furtherance of the foregoing, the Board has approved for shareholder consideration at this meeting an amendment to Section 5 of Article VI of the Company’s Second Amended and Restated Articles of Incorporation, which amendment would include a new second sentence thereto that would read in its entirety as follows:
Directors shall be elected by a majority of the voting power of the shares of capital stock present in person or represented by proxy at an annual meeting of shareholders and entitled to vote on the election of directors.
The Board believes that the proposed amendment will encourage active shareholder participation in the election of directors and enhance the Company’s existing corporate governance policies and practices. It is possible, however, that the proposed amendment could have the effect of making the election of a director more difficult in a contested election. The proposed change to a more rigorous majority voting standard is not, however, being proposed for the purpose of making a contested director election more difficult or in response to any known efforts by any person to propose a director nominee for election to the Board.
If the amendment is approved by the shareholders, the amendment will become effective upon the filing of the appropriate amendment documentation with the Montana Secretary of State. The Company intends to make any such authorized filing promptly following the annual meeting, and in any event such that the majority voting standard as so adopted in the Company’s articles of incorporation would be applicable to the election of directors at the 2020 annual meeting of shareholders.
Proxies solicited hereby will be voted for the proposal unless a vote against the proposal or abstention or non-vote is specifically indicated. If a quorum is present at the meeting, this proposal will be approved if the votes cast at the meeting by the shareholders, favoring the proposal exceed the votes cast by shareholders opposing the proposal. This means that the amendment to the charter will be approved if more than 50% of the votes present in person or by proxy that are cast by shareholders at the annual meeting, without regard to abstentions or non-votes, are cast “for” this proposal.

The Board recommends a vote “FOR” approval of the charter amendment to provide for majority voting in the election of directors.

PROPOSAL FOUR - APPROVAL OF THE ADJOURNMENT OF THE ANNUAL MEETING, IF NECESSARY OR APPROPRIATE, TO SOLICIT ADDITIONAL PROXIES FOR THE FOREGOING PROPOSALS

We are asking our shareholders to vote on a proposal to approve the adjournment of the annual meeting, if necessary or appropriate, to solicit additional proxies for the foregoing proposals.
As discussed above, our Board recommends a vote FOR the election of each of the Director nominees, FOR the ratification of RSM US LLP as the Company’s independent registered public accounting firm, and FOR the Charter amendment to provide for majority voting in the election of directors. If there are insufficient proxies at the time of the annual meeting to approve any of the foregoing proposals the Company shareholders may be asked to vote on this proposal to adjourn this annual meeting to a later date to allow additional time to solicit additional proxies. The Board does not currently intend to propose adjournment at the annual meeting if there are sufficient votes to approve the foregoing matters.
Proxies solicited hereby will be voted for the proposal unless a vote against the proposal or abstention or non-vote is specifically indicated. If a quorum is present at the meeting, this proposal will be approved by the shareholders if a majority of the voting power of the shares present in person or by proxy and entitled to vote on the matter cast their votes in favor of the adjournment. This means that the adjournment will be approved if more than 50% of the votes present in person or by proxy at the annual meeting and entitled to vote are cast by shareholders “for” this proposal.

The Board recommends that you vote “FOR” the approval to adjourn the annual meeting, if necessary or appropriate, to solicit additional proxies for the foregoing proposals.

PROPOSAL FIVE - ADOPTION OF NON-BINDING ADVISORY RESOLUTION ON EXECUTIVE COMPENSATION

Section 14A of the Exchange Act provides shareholders an opportunity to cast a non-binding advisory vote to approve the compensation of the “named executive officers” identified in the Summary Compensation Table included on page 37 of this document.
The Company’s general compensation philosophy is that executive compensation should align with shareholders’ interests without encouraging excessive or unnecessary risk. First Interstate executive compensation programs, which are described in greater detail in the Compensation Discussion and Analysis portion of this document beginning on page 27, are designed to attract and retain qualified executive officers and establish an appropriate relationship between executive pay and First Interstate’s annual financial performance and long-term growth objectives. Long-term executive compensation, through awards of restricted First Interstate Class A common stock containing time- and performance-based vesting provisions, encourages growth in executive stock ownership and helps drive performance that rewards both executives and shareholders.
The advisory vote on this resolution is not intended to address any specific element of executive compensation; rather, the advisory vote relates to the compensation of the Company’s named executive officers as disclosed in this document in accordance with the Securities and Exchange Commission’s (“SEC’s”) compensation disclosure rules. The vote is advisory only, which means that it is not binding on the Company, its Board, or the Compensation Committee of the Board. The Company’s Board and its Compensation Committee value the opinions of shareholders and therefore will take into account the outcome of the vote when considering future executive compensation arrangements.
Accordingly, the shareholders are requested to vote on the following resolution at the Company’s annual meeting of shareholders:
RESOLVED, that the First Interstate shareholders approve, on an advisory basis, the compensation of the Company’s named executive officers, as disclosed in this document pursuant to the compensation disclosure rules of the SEC, including the Compensation Discussion and Analysis portion of this document, the Summary Compensation Table included in this document, and the other related tables and disclosures included in this document.
Proxies solicited hereby will be voted for the proposal unless a vote against the proposal or abstention or non-vote is specifically indicated. If a quorum is present at the annual meeting, we will consider the non-binding, advisory approval of the compensation paid to our named executive officers to have occurred if the vote of a majority of the voting power of the shares present or represented by proxy at the meeting and entitled to vote on this matter is voted for the resolution. This means that the approval will be obtained if more than 50% of the votes present in person or by proxy at the annual meeting are cast by shareholders “for” this proposal.

The Board recommends a vote “FOR” the approval of the compensation of the named executive officers as disclosed in this document.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information regarding the beneficial ownership of our common stock as of December 31, 2018 for (i) each of our directors and director nominees, (ii) each of the executive officers named in the summary compensation table, (iii) all directors and executive officers as a group, and (iv) beneficial owners of more than 5% of a class of our common stock.

We have determined beneficial ownership in accordance with the rules of the SEC. Except as indicated by the footnotes below, we believe, based on the information furnished to us, that the persons and entities named in the table below have sole voting and investment power with respect to all shares of common stock that they beneficially own, subject to applicable community property laws.

Percentage of class beneficially owned as of December 31, 2018 is based on 38,169,575 shares of Class A common stock and 22,453,672 shares of Class B common stock outstanding. In computing the number of shares of common stock beneficially owned by a person and the percentage ownership of that person, we deemed shares of each class of common stock subject to options held by that person that were exercisable on or within 60 days of December 31, 2018 to be outstanding. We did not deem these shares outstanding, however, for the purpose of computing the percentage ownership of any other person. In computing the number of shares of Class A common stock beneficially owned by a person and the percentage of Class A common stock ownership of that person, we assumed the conversion of any Class B common stock beneficially owned by such person into Class A common stock on a share-for-share basis. We did not deem these shares converted, however, for the purpose of computing the percentage ownership of any other person.

Certain of our directors, a director nominee, and greater than 5% shareholders, who own collectively and in the aggregate more than 30% of our outstanding common stock and over 50% of the voting power of outstanding common stock, are members of a “group,” as that term is defined in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). This group is composed of the following individuals and two entities controlled by James R. Scott and Randall I. Scott: James R. Scott, Randall I. Scott, Thomas W. Scott, John M. Heyneman, Jr., Susan S. Heyneman, and Homer A. Scott, Jr.

Unless otherwise noted below, the address for each director, director nominee, named executive officer and beneficial owner of more than 5% of a class of our common stock listed in the table below is: c/o First Interstate BancSystem, Inc., 401 North 31st Street, Billings, Montana 59101.

BENEFICIAL OWNERSHIP TABLE
	Class A Common Stock		Class B Common Stock
	Beneficially Owned		Beneficially Owned
Name of Beneficial Owner	Number	Percent	Number	Percent

Directors and nominees for director
James R. Scott(1)	4,932,217	11.5%	4,862,707	21.7%
Randall I. Scott(2)	4,755,839	11.1	4,738,975	21.1
John M. Heyneman, Jr.(3)	1,674,505	4.2	1,669,893	7.4
Jonathan R. Scott(4)(#)	753,756	1.9	740,393	3.3
William B. Ebzery(5)(#)	168,750	*	—	*
Kevin Riley	86,492	*	—	*
Charles E. Hart, M.D.(6)	29,252	*	—	*
Steven J. Corning(7)	25,962	*	15,208	*
Ross E. Leckie(8)	19,231	*	—	*
James R. Scott, Jr.	18,457	*	—	*
David L. Jahnke	11,085	*	—	*
Patricia L. Moss(9)	8,405	*	—	*
Peter I. Wold	8,372	*	6,884	*
Teresa A. Taylor	6,627	*	—	*
Dana L. Crandall	5,245	*	—	*
Dennis L. Johnson	2,444	*	—	*

Named executive officers who are not directors
William D. Gottwals	26,018	*	—	*
Marcy D. Mutch(10)	22,046	*	—	*
Kirk D. Jensen	11,091	*	—	*
Jodi Delahunt Hubbell	9,240	*	—	*
Stephen W. Yose	8,846	*	—	*
Philip G. Gaglia(11)	8,623	*	—	*

All executive officers and directors as a group (21 persons)	7,806,789	17.2	7,295,085	32.5

5% or greater security holders
Scott Family Control Group(12)	16,298,982	30.0	16,172,141	72.0
First Interstate Bank(13)	4,594,002	10.9	3,864,720	17.2
N Bar 5 Limited Partnership	3,795,676	9.0	3,795,676	16.9
Vanguard Group, Inc.(14)	3,167,921	8.3	—	*
100 Vanguard Blvd.
Malvern, PA 19355
Macquarie Group, Limited(15)	2,719,902	7.1	—	*
50 Martin Place
Sydney, NSW 2000 C3 2000
BlackRock, Inc.(16)	2,472,238	6.5	—	*
55 East 52nd Street
New York, NY 10055
Thomas W. Scott(17)	2,253,038	5.6	2,251,938	10.0
Homer A. Scott, Jr.	2,250,673	5.6	2,221,703	9.9
J.S. Investments	2,127,036	5.3	2,127,036	9.5

* Less than 1% of the class of common stock outstanding.
# The tenures of Jonathan R. Scott and William B. Ebzery will end on May 2, 2019.

(1)
Includes 2,127,036 Class B shares owned beneficially as managing partner of J.S. Investments Limited Partnership, 35,240 Class B shares owned beneficially as president of the James R. and Christine M. Scott Family Foundation, 73,002 Class B shares owned beneficially as conservator for a Scott family member, 7,096 Class B shares owned beneficially as trustee for a Scott family member, 322,641 Class B shares and 29,653 Class A shares owned beneficially as a board member of Foundation for Community Vitality, a non-profit organization, and 17,764 Class A shares owned through our profit sharing plan.

(2)
Includes 3,795,676 Class B shares owned beneficially as managing general partner of Nbar5 Limited Partnership, 357,840 Class B shares owned beneficially as general partner of Nbar5 A Limited Partnership, 429,180 Class B shares owned beneficially as co-trustee for Scott family members, and 9,648 Class A shares owned through our profit sharing plan.

(3)
Includes 1,085,792 Class B shares owned beneficially as managing general partner of Towanda Investments, Limited Partnership, and 429,180 Class B shares owned beneficially as co-trustee for Scott family members.

(4)	Includes 160,722 Class B shares owned beneficially as trustee for Scott family members.

(5)	Includes 30,000 Class A shares owned through a family limited partnership, and 13,081 Class A shares issuable under stock options.

(6)	Includes 4,186 Class A shares issuable under stock options.

(7)	Includes 1,960 Class B shares issuable under stock options and 1,972 Class A shares issuable under stock options.

(8)	Includes 1,632 Class A shares issuable under stock options.

(9)	Includes 380 Class A shares owned through our profit sharing plan.

(10)	Includes 164 Class A shares owned through our profit sharing plan.

(11)	Includes 1,079 Class A shares owned through our profit sharing plan.

(12)
Based on a Schedule 13D/A filed with the SEC on February 6, 2019. The Scott Family Control Group includes Randall I. Scott, N Bar 5 Limited Partnership, James R. Scott, J.S. Investments Limited Partnership, John M. Heyneman, Jr., Thomas W. Scott, Homer A. Scott, Jr. and Susan S. Heyneman. The group beneficially owns an aggregate of 16,298,982 shares, representing 53.8 percent of the voting power of the outstanding common stock.

(13)
Includes 698,484 Class A shares that may be deemed to be beneficially owned as trustee of our profit sharing plan, 30,798 Class A shares that may be deemed to be beneficially owned as trustee for Scott family members and 3,864,720 Class B shares that may be deemed to be beneficially owned as trustee for Scott family members. Shares owned beneficially by First Interstate Bank, as trustee, may also be beneficially owned by participants in our profit sharing plan and certain Scott family members.

(14)
Based solely on a Schedule 13G filed with the SEC on February 11, 2019. Includes: (1) 29,070 shares of First Interstate common stock held by Vanguard Fiduciary Trust Company a wholly-owned subsidiary of the Vanguard Group Inc. As a result of its serving as an investment manager of collective trust accounts; and (2) 5,160 shares of First Interstate common stock by Vanguard Investments LTD., a wholly-owned subsidiary of the Vanguard Group, Inc. as a result of its serving as an investment manager of Australian investment offerings.

(15)
Based solely on a Schedule 13G filed with the SEC on February 14, 2019. Macquarie Group Limited and Macquarie Bank Limited both report beneficial ownership over these shares because of their ownership in the following two entities but no voting or dispositive power over such shares, and Macquarie Investment Management Holdings Inc. and Macquarie Investment Management Business Trust both report sole voting and dispositive power over 2,710,093 of such shares.

(16)
Based solely on a Schedule 13G filed with the SEC on February 8, 2019. BlackRock, Inc. reports sole voting power over 2,395,386 shares and sole dispositive power over 2,472,238 shares. All of the securities are reported as beneficially owned by BlackRock, Inc. and its direct or indirect subsidiaries in their various fiduciary capacities.

(17)	Includes 222,528 Class B shares owned beneficially as owner of IXL Ranch, LLC.

Directors and Executive Officers

The following table sets forth information concerning each of our directors, who will be continuing as such after the annual meeting, director nominees and executive officers.

Name	Age	Position

James R. Scott	69	Chairman of the Board
Kevin P. Riley	59	President, Chief Executive Officer and Director
Steven J. Corning	66	Director
Dana L. Crandall	54	Director
Philip G. Gaglia	55	Executive Vice President and Chief Risk Officer
Charles E. Hart, M.D.	69	Director
John M. Heyneman, Jr.	52	Director
Jodi Delahunt Hubbell	53	Executive Vice President and Chief Operating Officer
David L. Jahnke	65	Director
Kirk D. Jensen	48	Executive Vice President and General Counsel
Dennis L. Johnson	64	Director
Ross E. Leckie	61	Director
Patricia L. Moss	65	Director
Marcy D. Mutch	59	Executive Vice President and Chief Financial Officer
Renee L. Newman	49	Executive Vice President and Chief Banking Officer
Kade G. Peterson	53	Executive Vice President, and Chief Information Officer
James R. Scott, Jr.	41	Director
Randall I. Scott	65	Director Nominee
Teresa A. Taylor	55	Director
Peter I. Wold	71	Director

Business Biographies

James R. Scott
James R. Scott has been a director of ours since 1971, the Chairman of the Board since January 2016, the Executive Vice Chairman of the Board from 2012 to January 2016, and the Vice Chairman of the Board from 1990 to 2012.  Mr. Scott has served as a director of First Interstate Bank since 2007, serving as Chairman since 2011. Mr. Scott is managing partner of J.S. Investments, Vice President of the Foundation for Community Vitality, board member of First Interstate BancSystem Foundation, and lifetime trustee at Fountain Valley School of Colorado. Mr. Scott also served as Chairman of the Padlock Ranch Corporation from 1999-2017, Homer A. and Mildred S. Scott Foundation from 1990 to 2006, and Chairman of Scott Family Services, Inc. from 2003 to 2012. Mr. Scott is the father of James R. Scott, Jr., and the uncle of Jonathan R. Scott, John M. Heyneman, Jr., and Randall I. Scott.
The qualifications of Mr. Scott identified by the Board include the following: Mr. Scott has significant executive management, business and corporate governance experience as a result of his years of service to the Company and other family-related businesses.  Mr. Scott has extensive knowledge of key issues, dynamics and trends affecting the Company, its business and the banking industry in general.  He also has extensive knowledge of the Company’s unique challenges, regulatory environment, and history.  Mr. Scott serves as Chairman of the Executive Committee and serves on the Compensation Committee, Nominating & Governance Committee, and the Technology Committee.

Kevin P. Riley
Kevin P. Riley has been President and Chief Executive Officer of First Interstate Bank and a member of the Board of Directors since September 2015. Prior to his current role, Mr. Riley served as an Executive Vice President and the Chief Financial Officer from 2013 to 2015.  Mr. Riley leads First Interstate Bank with expertise drawn from more than 32 years of experience in the banking industry. Prior to joining the organization, he was an Executive Vice President and Chief Financial Officer for Berkshire Hills Bancorp in Massachusetts, and he served in various executive-level positions with KeyCorp. Mr. Riley earned a Bachelor of Science in business administration from Northeastern University in Boston, Massachusetts.
The qualifications of Mr. Riley identified by the Board include the following:  Mr. Riley has extensive knowledge of key issues, dynamics and trends affecting the Company, its business and the banking industry in general. Mr. Riley also provides strategic insight and direction to the Company. Mr. Riley serves on the Executive Committee.

Steven J. Corning
Steven J. Corning has been a director of ours since 2008.  Mr. Corning has served as President and Chief Executive Officer of Corning Companies, a real estate development firm, and has also been the President and broker/owner of Corning Companies Commercial Real Estate Services since 1979.  Mr. Corning received his Bachelor of Arts degree in American Government, Cum Laude, from Harvard University.
The qualifications of Mr. Corning identified by the Board include the following:  Mr. Corning has significant executive management, business ownership and entrepreneurial experience as a result of his years in the real estate development industry, which gives him a unique perspective as to real estate and property trends.  Mr. Corning has extensive knowledge in key issues, dynamics and trends that affect the Company, including real estate, real estate development, asset management, investment consulting, and the health care industry.  Mr. Corning qualifies as an independent director and serves on the Compensation and Risk Committees.

Dana L. Crandall
Dana L. Crandall has been a director of ours since 2014.  Ms. Crandall has over 25 years of experience in executive management and global operations.  She has been Vice President - Service Delivery of Comcast, a public company with more than 120,000 employees, since December 2013.  Prior to that, Ms. Crandall was a Managing Director and Chief Information Officer of British Telecom from 2009 to 2013, Vice President - Network Strategy and Call Center Operations at Qwest Communications from 2005 to 2009, and served in various other executive-level positions with Qwest Communications from 1992 to 2005. Ms. Crandall received her Bachelor of Science degree in Electrical Engineering from the University of Denver in 1987 and her Master in Business Administration degree from Northwestern University - Kellogg School of Management in 2001.
The qualifications of Ms. Crandall identified by the Board include the following:  Ms. Crandall has significant knowledge in strategic planning, technology development and operations management.  She also has knowledge on the fiduciary obligations, governance, operations practices and other requirements and duties of a public company. Ms. Crandall qualifies as an independent director and serves as Chairman of the Technology Committee and as a member of the Audit Committee.

Philip G. Gaglia
Philip G. Gaglia has been an Executive Vice President of First Interstate since 2018, a Senior Vice President from 2009 to 2018, and Chief Risk Officer of First Interstate since 2012. Prior to his current position, Mr. Gaglia served as Vice President and General Auditor of First Interstate Bank from 2003 to 2010, in internal audit from 1991 to 2003 and various operations roles from 1989 to 1991. Mr. Gaglia has a Bachelor of Science degree in Business with a Management option from Montana State University - Billings in Billings, Montana and is a graduate of the Pacific Coast Banking School.

Charles E. Hart, M.D.
Charles E. Hart, M.D., M.S. has been a director of ours since 2008.  Dr. Hart serves on the 340B Health Board as well as the South Dakota Community Foundation Board where he is Chairman of the Audit Committee and a member of the Investment Committee. Previously, Dr. Hart served as President and Chief Executive Officer of Regional Health, Inc., a not-for-profit healthcare system serving western South Dakota and eastern Wyoming from 2003 to 2015.  Dr. Hart served as a director, Board Vice-Chairman and Chairman of the governance committee of the board of directors of Premier Inc., a healthcare purchasing organization listed on the NASDAQ exchange, and past Chairman of the Board and board member of Safety Net Hospitals for Pharmaceutical Access. Dr. Hart received his Bachelor of Science degree in Pre-professional Studies from the University of Notre Dame, his Doctor of Medicine degree from the University of Minnesota, and his Masters of Science in Administrative & Preventative Medicine from the University of Wisconsin.

The qualifications of Dr. Hart identified by the Board include the following:  In addition to his understanding of community needs in the practice of medicine, Dr. Hart has significant experience in executive management and business as a result of years of administrative service in the healthcare industry as well as service on other community boards. Dr. Hart has extensive knowledge in key issues, dynamics and trends that affect the Company and understands the economies of our region and communities the Company serves. Dr. Hart brings geographic diversity to the Board. Dr. Hart qualifies as an independent director and serves as Chairman of the Nominating & Governance Committee. Dr. Hart is also a member of the Compensation Committee.

John M. Heyneman, Jr.
John M. Heyneman, Jr. has been a director of ours since May 2018 and was previously a director of ours from 1998 to 2004 and from 2010 to 2016.  Mr. Heyneman is based in Sheridan, Wyoming as the Executive Director for the Plank Stewardship Initiative, a nonprofit organization providing technical solutions to ranchers in the Northern Great Plains. Additionally, Mr. Heyneman is Chairman of the Padlock Ranch, a diversified cow-calf, farm and feedlot operation based in Dayton, Wyoming. Mr. Heyneman contracted with the North Main Association, a private non-profit organization focused on economic development and business recruitment in Sheridan, Wyoming from February of 2013 to December of 2015. From November 2009 to November 2012, Mr. Heyneman served as the Wyoming Project Manager for Sonoran Institute, a non-profit organization based in Tucson, Arizona. From 2005 to November 2009, Mr. Heyneman served as the General Manager of North Rim Ranch, LLC, a large cattle ranch in northern Arizona and southern Utah. Prior to this position, from 1998 to 2005, Mr. Heyneman served as an Assistant Manager at Padlock Ranch, in Dayton, Wyoming.  Mr. Heyneman received a Master of Science Degree from Montana State University, Bozeman, and a Bachelor of Arts degree in American Studies from Carleton College. Mr. Heyneman is an N.A.C.D Leadership Fellow. Mr. Heyneman is the nephew of James R. Scott and the cousin of Jonathan R. Scott, James R. Scott, Jr., and Randall I. Scott. Mr. Heyneman was recommended for Board service by the Scott Family Council.
The qualifications of Mr. Heyneman identified by the Board include the following:  Mr. Heyneman brings to the Board executive management and business experience from the agriculture industry.  Mr. Heyneman understands the economies of the region and communities the Company serves.  Mr. Heyneman also possesses knowledge of the Company’s unique challenges, regulatory environment and history as a result of his years of service to the Company. Mr. Heyneman is a member of the Compensation Committee and the Nominating & Governance Committee.

Jodi Delahunt Hubbell
Jodi Delahunt Hubbell has been the Company’s Chief Operating Officer since 2018 and Executive Vice President and Chief Banking Officer - West from 2017 to 2018. Ms. Delahunt Hubbell has over 30 years of diverse banking experience, including executive leadership roles in retail, small business, commercial, finance, and risk management. Prior to her employment with the Company, Ms. Delahunt Hubbell was Executive Vice President and Director, Risk Management at Zions Bancorporation in Salt Lake City. Beginning her banking career in 1987 as a management trainee in Portland, Oregon, the vast majority of her extensive experience has been in the western U.S., with banks such as The Commerce Bank of Oregon, Zions Bancorporation, U.S. Bancorp, and Centennial Bank. Ms. Delahunt Hubbell earned a bachelor’s degree in Business Administration from the University of Portland, received a Human Resource Management Certificate from Villanova University, and completed Wharton’s RMA Advanced Risk Management program in 2016.

David L. Jahnke
David L. Jahnke has been a director of ours since September 2011.  In 2010, Mr. Jahnke completed a 35-year career as a partner of KPMG with a focus on global clients, especially in the financial services industry.  He currently serves as a Director and Chairman of the audit committee to Swiss Re America Holding Corporation and its primary related US operating companies.  Mr. Jahnke also serves as a Director, Chairman of the audit committee and member of the compensation committee to Schnitzer Steel Industries, Inc., a NASDAQ-listed company.
The qualifications of Mr. Jahnke identified by the Board include the following:  Mr. Jahnke has significant experience in the accounting, auditing and financial service industries, both nationally and internationally.  Mr. Jahnke has extensive knowledge in the key issues, dynamics and trends affecting the Company, its business and the banking industry in general.  He has extensive knowledge regarding fiduciary obligations, insurance and other legal requirements and duties of a public company.  Mr. Jahnke qualifies as an independent director, financial expert, and a risk expert. Mr. Jahnke serves as Chairman of the Audit Committee and is a member of the Risk Committee and Executive Committee.

Kirk D. Jensen
Kirk D. Jensen has been Executive Vice President and General Counsel of First Interstate since January 2017, and Senior Vice President and General Counsel from 2016 to 2017. Prior to his employment with First Interstate, Mr. Jensen was a partner with the law firm BuckleySandler LLP in Washington, D.C., from 2009 to 2015, and practiced law with firms in Washington, D.C. since 2001. Mr. Jensen clerked for the Honorable Deanell Reece Tacha, Chief Judge of the United States Court of Appeals for the Tenth Circuit, from 2000 to 2001. He earned his Juris Doctor degree from Duke University School of Law in Durham, North Carolina, and his Bachelor of Arts degree in Classical Studies from Brigham Young University in Provo, Utah.

Dennis L. Johnson
Dennis L. Johnson has been a director of ours since May 2017.  Mr. Johnson has been President and Chief Executive Officer of United Heritage Mutual Holding Company since 2001, and United Heritage Financial Group and United Heritage Life Insurance Company, which are insurance, annuity, and financial products companies, since 1999. Mr. Johnson served as President and Chief Executive Officer of United Heritage Financial Services, a broker-dealer, from 1994 to 1998 and served as General Counsel of United Heritage Mutual Holding Company and certain of its affiliates from 1983 to 1999. Mr. Johnson is a former trustee of the Public Employees Retirement System of Idaho and currently serves on the Idaho Citizens’ Committee on Legislative Compensation appointed by the Idaho Supreme Court. Mr. Johnson also sits on the Board of Directors of IDACORP, Inc. and Idaho Power Company. Mr. Johnson qualifies as an independent director, a financial expert, a risk expert, and is a member of the Audit Committee and Risk Committee.

Ross E. Leckie
Ross E. Leckie has been a director of ours since May 2009. In October 2008, Mr. Leckie completed a 27-year career as a partner with KPMG.  During that time, his focus was on public companies and financial services clients. Commencing in 2000, Mr. Leckie was based in Frankfurt, Germany, ultimately serving as KPMG’s Global Lead Partner for a global investment/universal bank and as a Senior Technical and Quality Review Partner for a global investment/universal bank based in Zurich, Switzerland. After retiring from KPMG, Mr. Leckie continued to provide advisory services on a selective basis for global and domestic financial services companies including Allianz, a global financial services group based in Munich, Germany. In 2011, he joined Allianz in Munich full time, taking on consultative and quality assurance roles in the office of the Chief Financial Officer. After returning to the U.S. in late 2013, he continued to serve Allianz in Munich on a part-time basis through 2016. Additionally, in 2012 and 2013, Mr. Leckie served as Deputy-Chair of the Board and Audit Committee Chair of Allianz Bank Bulgaria.
The qualifications of Mr. Leckie identified by the Board include the following:  Mr. Leckie has significant experience in the accounting, auditing and financial services industries, both nationally and internationally. Mr. Leckie has extensive knowledge in the key issues, dynamics and trends affecting the Company, its business and the banking industry in general. Mr. Leckie has extensive knowledge regarding fiduciary obligations and other legal requirements and duties of a public company. Mr. Leckie qualifies as a financial expert, a risk expert, is an independent director, serves as Chairman of the Risk Committee and is a member of the Audit Committee.

Patricia L. Moss
Patricia L. Moss has been a director of ours since May 2017.  Ms. Moss served as Chief Executive Officer of Bank of the Cascades and President and Chief Executive Officer of Cascade from 1998 to 2012. She currently serves as a Director of MDU Resources, Inc., the Oregon Investment Council and funds within the Aquila Group of Funds. Ms. Moss is a former board member of Clear One Health Plans, the Oregon Growth Board and has served on various community boards, including Central Oregon Community College, Oregon State University Cascades Campus and St. Charles Medical Center. Ms. Moss qualifies as an independent director and serves on the Compensation Committee, the Governance & Nominating Committee and the Executive Committee.

Marcy D. Mutch
Marcy D. Mutch has been our Executive Vice President and Chief Financial Officer since September 2015. Prior to her current role, Ms. Mutch served as the Bank’s Senior Vice President and Investor Relations Officer from 2010 to 2015 and as Vice President of Corporate Tax from 2006 to 2010. Ms. Mutch contributes over 30 years of financial industry experience and expertise to First Interstate. Prior to joining the Bank, she served in tax and finance positions with Citizens Development Company and as a tax manager for Eide Bailly LLP. She earned a Bachelor of Science in business administration from Montana State University-Billings in Billings, Montana.

Renee L. Newman
Renee L. Newman has been the Company’s Executive Vice President and Chief Banking Officer since February 2018. Ms. Newman joined First Interstate in October of 2017 to lead Wealth Management and Client Experience. In February of 2018, the Board appointed her to the role of Chief Banking Officer, in which she is responsible for all client-facing channels, including the branch network, the contact center, the client experience, wealth management, and marketing and communications. Ms. Newman has over 25 years of diverse banking experience, including significant experience in commercial, retail and wealth management. Her experience spans community, regional, and large financial institutions, including Beneficial State Bank, Umpqua, and Wells Fargo.  Prior to her employment with the Company, Ms. Newman served as an executive at Beneficial State Bank in Portland, Oregon, where she oversaw community banking and cash management services. Ms. Newman is a graduate of Oregon State University and Pacific Coast Banking School.

Kade G. Peterson
Kade Peterson has been our Executive Vice President and Chief Information Officer since May 2018. Mr. Peterson is responsible for all areas of Information Technology, including business application support, infrastructure, and information security. Mr. Peterson’s experience spans community, regional, and large financial institutions. Mr. Peterson was previously with MidSouth Bank where he was Chief Information Officer and with USAmeriBank in Tampa, FL where he was the Chief Operating Officer. Prior to that Mr. Peterson also spent 14 years at Sterling Financial Corporation, having served as its Operations and Technology Executive. He also held a variety of positions with Zions Bancorporation and BMA Core Systems. Mr. Peterson has over 30 years of diverse banking and technology experience including significant experience in continuous improvement, payment systems, and client experience. Mr. Peterson holds a Bachelor of Science in Finance from Weber State University. He is an active community participant and is passionate about youth programs. He currently serves on the boards of First Interstate Bank and the First Interstate BancSystem Foundation.

James R. Scott, Jr.
James R. Scott, Jr. has been a director of ours since May 2015. Mr. Scott has served as a Commercial Loan Manager in Ashland, OR since 2017. Prior to his appointment as Commercial Loan Manager, Mr. Scott was a Vice President in the Missoula Commercial Banking group.  From 2010 to 2014, Mr. Scott was an analyst in commercial banking with Citywide Banks of Denver, Colorado.  Mr. Scott earned a Bachelor of Science degree in Business Administration from the University of Colorado-Leeds School of Business, as well as a MBA and Masters of Science in Finance from the University of Denver-Daniels College of Business. Mr. Scott is the son of James R. Scott, and the cousin of Jonathan R. Scott, John M. Heyneman, Jr. and Randall I. Scott. Mr. Scott was recommended for Board membership by the Scott Family Council. Mr. Scott serves on the Nominating & Governance and Risk Committees.
The qualifications of Mr. Scott identified by the Board include the following:  Mr. Scott has significant banking experience as a result of his years of service to the Company and other family-related businesses.  Mr. Scott also possesses knowledge of the Company’s unique challenges, regulatory environment and history. Mr. Scott has significant knowledge in key issues, dynamics and trends that affect the Company.

Randall I. Scott
Randall I. Scott was previously a director of ours from 1993 to 2002, from 2003 to 2011 and from 2012 to 2018.  Mr. Scott is a certified financial planner and has been the managing general partner of NBar5 Limited Partnership since 1994.  In addition, Mr. Scott has served as a director of First Interstate BancSystem Foundation since 1999, serving as Chairman since 2006.  Mr. Scott is also Chairman of Scott Family Services, Inc. and served as Vice Chairman from 2003 to 2011.  Previously, Mr. Scott worked in various capacities of the Company over a period of twenty years including as a Branch Manager of our Colstrip branch from 1983 to 1985, as a Trust Officer of First Interstate Bank from 1991 through 1996 and as a consultant from 1996 through 1998.  Mr. Scott received his Bachelor of Science degree in Business from Rocky Mountain College.  Mr. Scott is the nephew of James R. Scott, and the cousin of James R. Scott, Jr., John M. Heyneman, Jr., and Jonathan R. Scott.  Mr. Scott was recommended for Board membership by the Scott Family Council.
The qualifications of Mr. Scott identified by the Board include the following:  Mr. Scott has significant executive management and business experience in the financial planning, banking and non-profit industries. Mr. Scott also has extensive knowledge of the Company’s unique challenges, regulatory environment and history as a result of his years of service to the Company.

Teresa A. Taylor
Teresa A. Taylor has been a director of ours since January 2012.  Ms. Taylor has more than 29 years of experience in technology, media and the telecom sector.  Ms. Taylor is the owner of Blue Valley Advisors, LLC, and has served as Blue Valley Advisor’s Chief Executive Officer since May 2012.  Ms. Taylor also serves as a Director of Black Hills Energy, Inc. and T-Mobile USA.  From 1988 to 2011, Ms. Taylor worked for Qwest Communications in Denver, Colorado, where she most recently served as Chief Operating Officer, leading daily operations and a senior management team responsible for 30,000 employees in field support, technical development, sales, marketing, customer support and IT systems.  Previous positions at Qwest include Executive Vice President - Business Marketing Group, Executive Vice President and Chief Administrative Officer - Executive Vice President Wholesale Markets and Executive Vice President - Product and Pricing.  Ms. Taylor received a Bachelor of Science degree from the University of Wisconsin-LaCrosse.
The qualifications of Ms. Taylor identified by the Board include the following:  Ms. Taylor has extensive knowledge in strategic planning and execution, technology development, human resources, union labor relations and corporate communications.  She also has extensive knowledge on the fiduciary obligations, governance and compensation practices and other requirements and duties of a public company.  Ms. Taylor qualifies as an independent director and serves as Chairman of the Compensation Committee and is a member of the Governance & Nominating Committee and the Executive Committee. Ms. Taylor also serves as lead independent director.

Peter I. Wold
Peter I. Wold has been a director of ours since December 2016.  Mr. Wold brings experience and knowledge in several industries integral to the economies throughout the Registrant’s operational footprint, including oil and gas, coal, industrial minerals and cattle ranching. Mr. Wold has been the President of Wold Oil Properties, LLC, an exploration and production company with primary operations in the Rocky Mountain states, since 1993, and President of Wold Energy Partners, LLC, since 2013. Mr. Wold is also the managing partner of a cattle ranch located in Wyoming. Mr. Wold was a Director and Chairman of the Denver, Colorado branch of the Federal Reserve Bank of Kansas City from 1993 through 1999, Commissioner and Chairman of the Wyoming Enhanced Oil Recovery Institute from 2003 through 2012, Director of the New York board of Oppenheimer Fund, Inc., a mutual fund company, from 2002 through 2015, a Director of Arch Coal Inc. from 2010 through 2016 and a Director of American Talc Company from 2000-2017.
The qualifications of Mr. Wold identified by the First Interstate board of directors include the following: Mr. Wold has significant knowledge in the oil and gas industries as a result of his years in those industries, which gives him a unique perspective as to trends in the energy field. Mr. Wold also has extensive knowledge regarding ranching and finance as a result of his years of experience in those industries, which are highly relevant areas of expertise in our markets and business focus. Mr. Wold also has an understanding of the region First Interstate serves. Mr. Wold qualifies as an independent director and serves on the Audit Committee and Technology Committee.

CORPORATE GOVERNANCE

Our Board of Directors is accountable to our shareholders to build long-term financial performance and value and to ensure that we operate consistently with Company values and strategic vision. The Board’s responsibilities include:

☑	Identifying organizational values and vision;	☑	Ensuring prudence and adherence to ethical practices;
☑	Hiring and evaluating our Chief Executive Officer;	☑	Ensuring compliance with federal and state law;
☑	Providing oversight and counsel to management regarding strategic direction;	☑	Ensuring that full and fair disclosure is provided to shareholders, regulators, and other constituents;
☑	Ensuring management succession;	☑	Overseeing risk management; and
☑	Monitoring our performance against established criteria;	☑	Renewing and approving policies for Company operations.

Board Structure and Composition

The size of our Board must be at least five and not more than eighteen, in accordance with our bylaws. At the end of fiscal year 2018, there were fifteen directors serving on the Board. After the annual meeting, assuming the election of the director nominees as contemplated herein, and expiration of the tenures of Mr. William Ebzery and Mr. Jonathan Scott as discussed elsewhere herein, the Board will have fourteen directors divided into three groups with staggered three-year terms.

The Board does not have a formal written policy with regard to the consideration of diversity in identifying director nominees. Our governance standards, however, require the Board’s Governance & Nominating Committee to review the qualifications of candidates to the Board, of which diversity is one of the criteria. This assessment includes the consideration of personal and professional ethics and integrity, including a candidate’s reputation for integrity in the business community; diversity among the existing Board members; specific business experience and competence, including an assessment of whether the candidate has experience in, and possesses an understanding of, business issues applicable to the success of the banking industry and whether the candidate has served in policy-making roles in business, government, education, or other areas that are relevant to the Company’s regional activities; financial acumen, including whether the candidate, through education or experience, has an understanding of financial matters and the preparation and analysis of financial statements; professional and personal accomplishments, including involvement in civic and charitable activities; educational background; and whether the candidate has expressed a willingness to devote sufficient time to carrying out his or her duties and responsibilities effectively and is committed to service on the Board.

Controlled Company Exemptions

We qualify as a “controlled company” under the NASDAQ Marketplace Rules because the Scott Family Control Group, by virtue of its beneficial ownership of both Class A common stock and high-vote Class B common stock, controls in excess of 55% of the voting power of our outstanding common stock. As a “controlled company,” we are eligible for and have elected to take advantage of exemptions from the NASDAQ corporate governance requirements to have a compensation or nominating committee composed entirely of independent directors. At such time that the total number of outstanding shares of our high-vote Class B common stock constitutes less than 20% of the total number of all of our outstanding shares of Class A common stock and Class B common stock, the outstanding shares of Class B common stock will automatically convert on the next record date for a shareholder meeting on a share-for-share basis into shares of Class A common stock. If that were to occur, the Scott family control group would no longer beneficially own shares constituting a majority of the voting power of our outstanding common stock and we would, by virtue thereof, no longer be a “controlled company” eligible to avail ourselves of these exemptions form the NASDAQ rules. As of December 31, 2018, the outstanding shares of our Class B common stock represented approximately 37% of the total number of all of our outstanding shares of common stock.

Director Independence

The Board evaluates the independence of each director, including nominees for election to the Board, in accordance with applicable laws and regulations, the NASDAQ Marketplace Rules, and our corporate governance guidelines. As a “controlled company” under the NASDAQ Marketplace Rules, we are exempt from the requirement to have a majority of independent directors on our Board. Nevertheless, our corporate governance guidelines require that a majority of our Board members meet the director independence standards under the NASDAQ Marketplace Rules. All members of our Audit Committee are also independent directors as defined in applicable law and regulation.

The Board has determined that the following nine continuing directors are independent in accordance with such standards:

Steven J. Corning	David L. Jahnke	Patricia L. Moss
Dana L. Crandall	Dennis L. Johnson	Teresa A. Taylor
Charles E. Hart, M.D.	Ross E. Leckie	Peter I. Wold

The Board considers all relevant facts and circumstances in determining independence, including, among other things, making an affirmative determination that the director has no material relationship with the Company directly or as an officer, shareholder, or partner of an organization that has a material relationship with the Company. In its determination of independence, the Board considered that the Company conducts banking and credit transactions in the ordinary course of business with certain independent directors. See “Certain Relationships and Related Transactions” below. The Company employs, in non-executive roles, family members of certain directors. None of these transactions or relationships were deemed by the Board to impair the independence of any of these directors.

Separate Chair of the Board and Chief Executive Officer Roles

Our Board has chosen to separate the roles of Chair of the Board and Chief Executive Officer, and it has appointed James R. Scott as Chair of the Board. We believe that separating the roles of Chief Executive Officer and Chair of the Board best serves the current needs of our Company and our shareholders. Our Chair manages the overall Board function, and his current responsibilities include presiding at meetings of the Board; establishing the agenda for each Board meeting in consultation with the Lead Independent Director, our Chief Executive Officer and other senior management as appropriate; helping to establish, coordinate and review the criteria and methods for evaluating, at least annually, the effectiveness of the Board and its committees; and exercising such other powers and duties as set forth in our bylaws and as may from time to time be assigned to him by the Board. The separation allows Mr. Scott to focus on management of Board matters and allows our Chief Executive Officer to focus on the general supervision, direction, and control of our business affairs, and ensure that all orders and resolutions of the Board are implemented. Additionally, we believe the separation of roles ensures the objectivity of the Board in its management oversight role, specifically with respect to reviewing and assessing our Chief Executive Officer’s performance.

Lead Independent Director

The Lead Independent Director, a position currently held by Teresa A. Taylor, serves as a liaison between the Chair, management and independent directors as well as between the Scott family and independent directors; calls and presides over meetings of the independent directors no less than semi-annually and more often as appropriate; and, if requested by major shareholders or Scott family members, is available for consultation and direct communication.

Board Meetings and Attendance

Directors are expected to attend all meetings of the Board and each committee on which they serve, as well as our annual meeting of shareholders. In 2018, our Board, as then constituted, met ten times, with each serving director who served for the entire year attending at least 75% of the total number of meetings of the Board. All of our continuing directors attended our 2018 annual meeting of shareholders with the exception of one.

Director Nomination, Selection and Qualifications

The Governance & Nominating Committee is responsible for identifying and evaluating director nominees and recommending to the Board a slate of nominees for election at each annual meeting of shareholders. When formulating its recommendations for director nominees, the Governance & Nominating Committee considers recommendations offered by our Chief Executive Officer, our shareholders, and any outside advisors the Governance & Nominating Committee may retain. The Scott family, through a family council, recommends Scott family members to the Governance & Nominating Committee for consideration as candidates for Board membership. James R. Scott, Jr. is standing for re-election to the board. Randall I. Scott was recommended for Board membership by the Scott family council. All candidates for Board membership, including those recommended by the Scott family council, are evaluated by the Governance & Nominating Committee on the basis of broad experience, financial acumen, professional and personal accomplishments, educational background, wisdom, integrity, ability to make independent analytical inquiries, understanding of our business environment, and willingness to devote adequate time to Board duties. The qualifications, attributes, and skills of each nominee, together with their business experience, led to the conclusion that each nominee is qualified to serve as a director of the Company.

The Scott family does not approve candidates for Board membership prior to their nomination by the Governance & Nominating Committee and there are no arrangements or understandings between any candidate and the Scott family that require disclosure pursuant to Item 401(a) of Regulation S-K.

We do not have a formal policy concerning shareholder recommendations of candidates for Board membership. The Board views that such a formal policy is not necessary given the procedures described above and our willingness to consider candidates recommended by shareholders. Shareholders may recommend candidates by writing to our corporate secretary at our headquarters, 401 N. 31st Street, Billings, Montana 59101, giving the candidate’s name, contact information, biographical data, and qualifications. A written statement from the candidate consenting to be named as a candidate and, if nominated and elected, to serve as a director should accompany any such recommendation. See “Shareholder Proposals” and “Shareholder Communications with the Board” contained herein.

Board Committees and Related Matters

The Board has six standing committees: Audit, Compensation, Executive, Governance & Nominating, Risk and Technology. In addition to these committees, our Chair of the Board may from time to time designate and appoint, on a temporary basis, one or more directors to assist in the form of a limited or special assignment in the performance or discharge of any powers and duties of the Board or any committee thereof. In 2017, the Board also had a seventh standing committee, the Credit committee. The Risk Committee of the Board now oversees credit risk, however, as part of its risk oversight responsibilities. Accordingly, the Board has dissolved the Credit Committee.

The Board makes committee and committee chair assignments annually at its meeting immediately following the annual meeting of shareholders, although further changes may be made thereafter from time to time as deemed appropriate by the Board or a particular director or directors for personal or other reasons. As a result, the full year 2018 committee membership and meeting information provided below includes information regarding the composition and activities of each of the committees and their members both before and after the annual meeting and other committee realignment determinations made by the Board, as well as individual director decisions made during the year. Each committee has a Board-approved charter, which is reviewed annually by the respective committee. Recommended changes, if any, are submitted to the Board for approval. Each committee may retain and compensate consultants or other advisors as necessary for it to carry out its duties. A copy of the charters for each standing committee can be found on the Company’s website at www.FIBK.com by selecting “Governance Documents.” The current membership of each committee, as well as information regarding those members’ attendance at committee meetings held while the director was a member of the committee, is provided below.

Audit Committee

Chair: David H. Jahnke
Additional Members(1): Dana L. Crandall, William B. Ebzery(2), Dennis L. Johnson, Ross E. Leckie, and Peter I. Wold
Meetings Held in 2018: 9
Independence: Each member of the Audit Committee is independent under applicable law and NASDAQ Marketplace Rules
Audit Committee Financial Literacy and Expertise: Our Board has determined that David L. Jahnke, Dennis L. Johnson, and Ross E. Leckie, qualify as “audit committee financial experts,” as that term is defined in applicable law and each of the Audit Committee members have the requisite financial literacy and accounting or related financial management expertise required generally of an Audit Committee member under the applicable standards of the SEC and NASDAQ.

The Audit Committee represents and assists our Board in its oversight responsibility relating to the quality and integrity of the Company’s financial statements and related internal controls; internal and external audit independence, qualifications, and performance; and the processes for monitoring compliance with laws and regulations. The Audit Committee oversees the appointment, compensation, and retention of our independent registered public accounting firm, including the performance of permissible audit, audit-related and non-audit services, and the associated fees. The Audit Committee is also responsible for establishing procedures for the confidential, anonymous submission by employees of concerns regarding questionable accounting, reporting, internal control, or auditing matters as well as monitoring our compliance with ethics programs. Each serving committee member attended at least 75% of the meetings during the period of the director’s membership.

(1) Our former director, Theodore H. Williams, served on this committee in 2018 until his resignation from the Board effective March 22, 2018.
(2) Mr. Ebzery’s service on this committee will cease at the time of our annual meeting of the shareholders.

Compensation Committee

Chair: Teresa A. Taylor
Additional Members: James R. Scott, Steven J. Corning, Charles E. Hart, M.D., John M. Heyneman, Jr., Patricia L. Moss
Meetings Held in 2018: 7
Independence: Mr. Corning, Dr. Hart, Ms. Moss, and Ms. Taylor are independent under applicable NASDAQ Marketplace Rules
Compensation Committee Interlock and Insider Participation: No members of the Compensation Committee who served during 2018 were officers or employees of the Company or any of its subsidiaries during the year, were formerly Company officers or had any relationship otherwise requiring disclosure as a compensation committee interlock.
The Compensation Committee has overall responsibility for reviewing and approving corporate goals relevant to compensation for executive officers and evaluating the effectiveness of our compensation practices in achieving our strategic objectives, encouraging behaviors consistent with our values, and aligning performance objectives consistent with our vision. The Compensation Committee evaluates the performance of our Chief Executive Officer, approves the compensation of our executive officers, including the Chief Executive Officer, and oversees succession planning for our executive officers. The Compensation Committee is also responsible for granting awards under the Company’s equity and incentive compensation plans and reviewing the financial performance and operation of compensation programs affecting the Company’s employees generally. In addition, the Compensation Committee recommends compensation for Board members. Each serving committee member attended at least 75% of the meetings during the period of the director’s membership.
All awards granted to the Company’s officers who are subject to Section 16 of the Exchange Act (“Section 16 Officers”) that were intended to qualify as performance-based compensation for purposes of Section 162(m) of the Code, unless otherwise determined by the Compensation Committee, were approved by the non-employee directors as that term is defined for purposes of Rule 16b-3 under the Exchange Act (collectively the “Outside Members”). The Compensation Committee has delegated authority to our Chief Executive Officer to make awards to employees who are not Section 16 Officers.
Compensation Consultant. The Compensation Committee has retained the services of Pearl Meyer & Partners, (“PM&P”), a compensation consulting firm, to assist with its executive compensation review and to provide competitive market data. A consultant from PM&P generally attends the Compensation Committee meetings at which executive officer compensation is discussed and provides information, research and analysis pertaining to executive compensation and updates on market trends as requested by the Compensation Committee.
In connection with its engagement of PM&P, the Compensation Committee considered various factors bearing upon PM&P’s independence including, but not limited to, the amount of fees received by PM&P from the Company, PM&P’s policies and procedures designed to prevent conflicts of interest, and the existence of any business or personal relationship that could impact PM&P’s independence. After reviewing these and other factors, the Compensation Committee determined that PM&P was independent and that its engagement did not present any conflicts of interest. PM&P does not provide executive compensation services to the Company.
The Compensation Committee sets compensation levels based on the skills, experience, and achievements of each executive officer, taking into account market analysis and input provided by PM&P and the compensation recommendations of our Chief Executive Officer, except with respect to his own position. The Compensation Committee believes that input from both PM&P and our Chief Executive Officer provides useful information and points of view to assist the Compensation Committee in determining the appropriate compensation.

Executive Committee
Chair: James R. Scott
Additional Members: Kevin P. Riley, David L. Jahnke, Patricia L. Moss, Jonathan R. Scott(1), and Teresa A. Taylor
Meetings Held in 2018: 3
Independence: Mr. Jahnke, Ms. Moss, and Ms. Taylor are independent under applicable NASDAQ Marketplace Rules

The Executive Committee functions and acts on behalf of the Board between regularly scheduled board meetings, usually when time is critical, and assists the Board in carrying out its responsibility to monitor our capital management, strategic planning and budgeting, tax allocation, and management fees policies. Each serving committee member attended at least 75% of the meetings during the period of the director’s membership with the exception of Randall I. Scott, who was unable to attend the one meeting held while he was a member.

(1) Mr. Scott’s service on this committee will cease at the time of our annual meeting of the shareholders.

Governance & Nominating Committee

Chair: Charles E. Hart, M.D.
Additional Members: James R. Scott, John M. Heyneman, Jr., Patricia L. Moss, James R. Scott Jr., and Teresa A. Taylor
Meetings Held in 2018: 4
Independence: Ms. Taylor and Ms. Moss are independent under applicable NASDAQ Marketplace Rules

The Governance & Nominating Committee has primary responsibility for oversight of the Company’s corporate governance needs and assists the Board with the process of identifying, evaluating, and nominating candidates for membership to our Board. In addition, the Governance & Nominating Committee evaluates the performance of our Chair and oversees the functions and needs of the Board and its committees, including overseeing the orientation and development of Board members, evaluating the effectiveness of the Board, each committee, and the respective performance of each Board member, evaluating services provided to and communications with shareholders, and reviewing and approving related party transactions. The Governance & Nominating Committee also reviews each committee’s annual objectives. The objectives of all committees are discussed in a meeting of the Chair, and Lead Independent Director of the Board, and the committee chairs to increase the efficiency of the work of the Board and the committees. A subcommittee of independent directors of the Committee approves related-party transactions. Each serving committee member attended at least 75% of the meetings during the period of the director’s membership.

Risk Committee

Chair: Ross E. Leckie
Additional Members: Steven J. Corning, Dana L. Crandall, David L. Jahnke, Dennis L. Johnson, James R. Scott, Jr.
Meetings Held in 2018: 5
Independence: Mr. Leckie, Mr. Corning, Ms. Crandall, Mr. Jahnke, and Mr. Johnson are independent under applicable NASDAQ Marketplace Rules

The Risk Committee assists the Board in fulfilling its risk oversight responsibilities. Additionally, the Risk Committee oversees the Company’s enterprise-wide risk management program and corporate risk function, which include the strategies, policies, and systems established by senior management to identify, assess, measure, monitor, and manage the Company’s significant risks. The Risk Committee assesses whether management’s implementation of the program is further capable of managing those risks consistent with the Company’s risk appetite, monitoring whether the Company’s most significant enterprise-wide risk exposures are in alignment with the Company’s appetite for risk, and coordinating with and serving as a resource to the Board of Directors and other Board committees through facilitation of the understanding of enterprise-wide risk management processes and effectiveness. Each serving committee member attended at least 75% of the meetings during the period of the director’s membership, with the exception of Steven J. Corning who was unable to attend two of the meetings because they conflicted with another committee meeting he attended.

Technology Committee

Chair: Dana L. Crandall
Additional Members(1): Charles E. Hart, M.D., James R. Scott, Peter I. Wold, and Jonathan R. Scott(2)
Meetings Held in 2018: 4
Independence: Ms. Crandall, Mr. Hart, and Mr. Wold are independent under applicable NASDAQ Marketplace Rules

The Technology Committee assists the Board by ensuring we have the necessary technology and architecture to allow the Company to meet its strategic objectives. The Technology Committee also assesses and monitors technology, information and cybersecurity risks, monitors technology and industry trends, and evaluates management’s assessment of their effects on our strategy and their implications for long-range planning. Each serving committee member attended at least 75% of the meetings during the period of the director’s membership, with the exception of Peter I. Wold, who was unable to attend one of the two meetings held while he was a member.

(1) Our former director, Mr. Williams, served on this committee in 2018 until his resignation from the Board effective March 22, 2018.
(2) Mr. Scott’s service on this committee will cease at the time of our annual meeting of the shareholders.

Board’s Role in Risk Oversight

It is the responsibility of the Chief Executive Officer to fulfill the Board’s expectation of a strong risk management culture throughout the organization. It is the responsibility of the Chief Risk Officer to ensure an appropriate risk management framework is implemented to identify, assess, and manage our exposure to risk. The Board and its committees play an important role in overseeing executive management’s performance of their responsibilities relating to risk management. In general, this oversight includes working with executive management to determine an appropriate risk management culture, monitoring the amounts and types of risk taken in executing our business strategy, and evaluating the effectiveness of risk management processes against the policies and procedures established to control those risks. We have adopted a risk management oversight structure designed to ensure that all significant risks are actively monitored by the entire Board or one of its committees. Furthermore, given the importance of the Bank’s operations to us, additional risk management oversight is provided by the Bank’s board of directors, members of which include certain of our directors.

In most cases, our respective Board committees are responsible for the oversight of specific risks as outlined in each of their respective charters. For example, in addition to its oversight of all aspects of our annual independent audit and the preparation of our financial statements, the Audit Committee has been delegated responsibility for oversight of risks associated with our internal controls, monitoring the implementation of our code of conduct, and overseeing responses to reports of examination. The Compensation Committee has been delegated responsibility for oversight of our compensation programs, including evaluating whether any of these programs contain features that promote excessive risk-taking by management and other employees, either individually or as a group. The Executive Committee oversees our capital positions and capital management activities to ensure compliance with applicable regulatory requirements and to ensure that our capital levels are a source of financial strength. The Governance & Nominating Committee has been delegated responsibility for establishing and reviewing the adequacy of our code of conduct; reviewing and approving related party transactions; developing criteria and qualifications for Board membership; considering, recommending, and recruiting candidates to fill new or vacant positions on the Board; and ensuring an effective and efficient system of governance is in place. The Risk Committee further assists the Board in fulfilling its risk oversight responsibilities by monitoring whether its risk governance processes are adequate, enterprise-wide risk monitoring activities are appropriate, and the enterprise-wide risk program is effective. The Risk Committee also provides oversight for compliance, credit, liquidity, and market risk. The Technology Committee has been delegated responsibility for ensuring adequate processes are in place to protect our data. The committee chairs meet bi-annually to review each committee’s responsibilities for the oversight of specific risks.

In addition to oversight of risk management by the Board and its committees, the Bank’s board of directors and its committees have been delegated the responsibility for overseeing management of the Bank’s lending activities, liquidity and capital position, asset quality, interest rate risk, and investment strategies. The chairman of the Bank’s board communicates relevant information with respect to these activities to the full Board.

The Board’s committees carry out their responsibilities by requesting and obtaining reports and other information from management with respect to relevant risk areas. In addition to our committee structure, our entire Board periodically receives reports and information about key risks and enterprise risk management from the chief risk officer.

Audit Committee Pre-Approval Policies and Procedures

The Audit Committee charter requires advance approval of all audit and non-audit services performed by the independent registered public accounting firm to assure that such services do not impair the auditor’s independence from the Company.  The Audit Committee may delegate the authority to pre-approve services to the Audit Committee chair or any two other members of the Audit Committee, subject to ratification by the Audit Committee at its next committee meeting. In 2018 and 2017, all of the fees paid to our independent auditor were approved in advance by the Audit Committee.

Principal Accounting Fees and Services

RSM US LLP has been the Company’s independent registered public accounting firm since 2004. RSM US LLP was paid the following fees for services performed during the fiscal years ended December 31, 2018 and 2017:

	2018	2017
Audit fees(1)	$912,100	$1,040,000
Audit-related fees(2)	36,510	19,580
Tax fees	—	—
All other fees	—	—

(1)
Audit fees consist of fees for the audit of the financial statements included in our Annual Report on Form 10-K and reviews of the Quarterly Reports on Form 10-Q, including procedures related to acquisitions, the costs with respect to which were higher in 2017 and represent the majority of the difference between periods.

(2)
Audit-related fees for 2018 consist of fees for review of our registration statements on Form S-4 filed with the SEC on June 8, 2018 and November 28, 2018 and our Form S-4/A filed with the SEC on July 2, 2018. Audit-related fees for 2017 consist of fees for review of our registration statement on Form S-4/A filed with the SEC on April 6, 2017 and Form S-3 filed with the SEC on September 25, 2017.

Audit Committee Report

The Audit Committee of the Board of Directors is currently composed of six independent directors and operates under a charter approved by the Board of Directors. The SEC and the NASDAQ have established standards relating to Audit Committee membership and functions. With regard to such membership standards, the Board has determined that David L. Jahnke, Dennis L. Johnson, and Ross E. Leckie meet the requirements of an “audit committee financial expert” as defined by the SEC and each of the Audit Committee members have the requisite financial literacy and accounting or related financial management expertise required generally of an Audit Committee member under the applicable standards of the SEC and NASDAQ.

The primary duties and responsibilities of the Audit Committee are to monitor: (i) the quality and integrity of the financial statements and related internal controls; (ii) the internal audit and independent registered public accounting firm’s qualifications and independence; (iii) the performance of the Company’s internal audit function and independent auditors; and (iv) compliance by the Company with legal and regulatory requirements. While the Audit Committee has the duties and responsibilities set forth above and those set forth in its charter: management is responsible for the internal controls and the financial reporting process; the Company’s internal auditors are responsible for preparing an annual audit plan and conducting internal audits under the control of the Chief Audit Executive, who is accountable to the Audit Committee; and the independent registered public accounting firm is responsible for performing an integrated audit of our financial statements and of the effectiveness of our internal control over financial reporting in accordance with standards established by the Public Company Accounting Oversight Board and issuing a report thereon.

The Audit Committee relies, without independent verification, on the information provided to it and on the representations made by management regarding the effectiveness of internal control over financial reporting, and that such financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America. The Audit Committee also relies on the opinions of the independent auditors on the consolidated financial statements and on the effectiveness of internal control over financial reporting. The Audit Committee’s oversight does not provide assurance that management’s and the auditor’s opinions and representations are correct.

In the performance of its oversight function, the Audit Committee has performed the duties required by its charter, including meeting and holding discussions with management, the independent registered public accounting firm and internal audit, and has reviewed and discussed the audited consolidated financial statements for the year ended December 31, 2018 with management and the independent registered public accounting firm. The Audit Committee’s review of and discussions about the financial statements included discussions about the quality, not just the acceptability, of the accounting principles used, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements.

The Audit Committee also discussed with the independent auditors all matters required to be discussed by the applicable standards issued by the Public Company Accounting Oversight Board and has received the written disclosures and the letter from the independent auditors required by the applicable requirements of the Public Company Accounting Oversight Board regarding the independent auditors’ communications with the Audit Committee concerning independence. The Audit Committee discussed with the independent auditors their independence and any relationships that might have an impact on their objectivity and independence, and reviewed and approved the amount of fees paid for audit and audit-related services.
Based upon a review of the reports and discussions with management, the independent registered public accounting firm, and the Audit Committee’s review of the representations of management and the Report of Independent Registered Public Accounting Firm, subject to the limitations on its role and responsibilities described above and in the Audit Committee charter, the Audit Committee recommended to the Board of Directors that the audited financial statements referred to above be included in our Annual Report on Form 10-K for the year ended December 31, 2018 for filing with the SEC.
The Audit Committee is directly responsible for the appointment, compensation, retention, and oversight of the independent registered public accounting firm retained to audit the Company’s financial statements. RSM US LLP (RSM) has been retained as the Company’s independent registered public accounting firm continuously since they were appointed in fiscal 2004. In determining whether to reappoint RSM, the Audit Committee takes into consideration various factors, including: the historical and recent performance of RSM on the audit; its professional qualifications; the quality of ongoing discussions with RSM; external data, including recent PCAOB reports on RSM; the appropriateness of fees and RSM’s tenure, including the benefits of that tenure, and the controls and processes in place (such as rotation of key partners every five years) that help ensure RSM’s continued independence in the face of such tenure. The process for selection of a new lead engagement partner includes meetings between the candidates for that role and senior management and the Chair of the Audit Committee, as well as discussion with the full Audit Committee. The Audit Committee has selected RSM to be the Company’s independent registered public accounting firm for fiscal 2019.
Submitted by the Audit Committee of the Board of Directors:

David L. Jahnke	Dana L. Crandall	Dennis L. Johnson
Ross E. Leckie	Peter I. Wold	William B. Ebzery

Shareholder Communications with the Board

We have not, to date, developed a formal process for shareholder communications with the Board. We believe our current informal process, in which any communication sent to the Board either generally or in care of the Chief Executive Officer, corporate secretary, or other corporate officer or director is forwarded to all members of the Board, has adequately served the Board’s and the shareholders’ needs.

Environmental, Social, and Governance Oversight

The Governance & Nominations Committee of the Board has primary oversight of our efforts to be responsible stewards of the environment, to be a good corporate citizen in our communities, and to maintain strong governance practices.

This oversight helps us focus better on how we impact our key stakeholders and communities, while also strengthening our business performance.

We are focused on responsible growth and environmental, social, and governance leadership. Additional information concerning our environmental, social, and governance efforts can be found on the Company’s website at www.FIBK.com by selecting [Environmental, Social, and Governance Report.] The information contained on our website with respect to our environmental, social, and governance efforts and our Environmental, Social, and Governance Report that can be reviewed there shall not be deemed to be a part of, or incorporated by reference in, this proxy statement for any purpose.

Financial Code of Ethics

Our Chief Executive Officer, Chief Financial Officer, and Principal Accounting Officers or other persons performing similar functions are required to comply with our code of ethics for our Chief Executive Officer and senior finance officers.

The purposes of the code of ethics are as follows:

•	to deter wrongdoing and to promote, among other things, honest and ethical conduct;

•	to promote full, fair, accurate, timely and understandable disclosure in SEC and public filings;

•	to promote compliance with applicable laws, rules, and regulations;

•	to facilitate prompt internal reporting of violations of the financial code of ethics; and

•	to provide accountability for adherence to such code.

Employees may submit concerns or complaints regarding ethical issues on a confidential basis by means of a toll-free telephone hotline or the use of an internet-based reporting system. All concerns and complaints are reported to our Chief Audit Executive, General Counsel, Chief Risk Officer, and Financial Crimes Manager. Investigations are monitored by the Chief Audit Executive who is responsible for reporting complaints to the Audit Committee. A current copy of our financial code of ethics can be found in Exhibit 14.1 to the Company’s Annual Report on Form 10-K. There were no amendments to or waivers from our financial code of ethics in 2018, and we intend to disclose any future amendments to or waivers from our financial code of ethics on our website at www.FIBK.com.

COMPENSATION DISCUSSION AND ANALYSIS

The compensation discussion and analysis (“CD&A”) describes our executive compensation program for the following 2018 executive officers, collectively referred to as the “Named Executive Officers”:

•	Kevin P. Riley, President and Chief Executive Officer

•	Marcy D. Mutch, Executive Vice President and Chief Financial Officer

•	Jodi Delahunt Hubbell, Executive Vice President and Chief Operating Officer

•	Kirk D. Jensen, Executive Vice President and General Counsel

•	Philip Gaglia, Executive Vice President and Chief Risk Officer

•	William D. Gottwals, Executive Vice President and Director of Banking

•	Stephen W. Yose, Executive Vice President and Chief Credit Officer

2018 Performance

Our performance for 2018 was highlighted by the successful acquisition of Northwest Bancorporation, Inc., parent company of Inland Northwest Bank (“INB”) and the announcement of the two pending acquisitions of Idaho Independent Bank and Community 1st Bank. The Northwest Bancorporation, Inc. acquisition was completed on August 16, 2018, and the Company merged INB with our existing bank subsidiary, First Interstate Bank, on November 9, 2018. This transaction expanded our presence in the high-growth markets in the Northwest.

During 2018, we reported earnings of $160.2 million, or $2.75 per diluted share. Earnings levels benefited from four months of INB earnings, improved credit quality, expanded net interest margin, and the impact of tax reform. Our reported return on average common equity was 10.50% and our return on average assets was 1.27%.

Exclusive of acquisition-related expenses and net investment securities gains (losses), our 2018 earnings would have increased 31.3% over our similarly calculated 2017 earnings.

We have paid over 24 years of consecutive quarterly dividends. During 2018, we increased quarterly dividends by 16.7% to $0.28 per common share, and we recently announced a 10.7% increase in quarterly dividends to $0.31 per common share for the first quarter of 2019, which equates to an annualized yield of 2.98% based on the $41.55 average closing price of our stock during the fourth quarter of 2018.

We remained focused on people, processes, and technology throughout 2018. We continued to invest in our people by enhancing our benefits, our training opportunities, and our communications at all levels to ensure our teams are aligned with our vision, mission, and values. We strengthened our executive team and instituted a senior leadership team. These changes allowed us to realign roles and responsibilities across the Company to enhance clarity and accountability.

We continued to enhance Company-wide systems and processes to ensure continued delivery of quality products and services to our clients. We are improving our loan processes to streamline and standardize workflows to allow consistent, timely interactions with our clients.

The Company continued to align itself for success as we work towards finalizing technology infrastructure projects that will support the long-term growth of the Company. We are building a technology ecosystem that will allow us to be more flexible and adaptable to technology changes now and into the future. We are expanding our digital initiatives to allow online mortgage, credit card, and small business applications.

Underlying these efforts, the Company continues to monitor employee engagement and client satisfaction. The Company believes that satisfied employees create satisfied clients; which is good for the communities we serve, the Company, and our shareholders. Annual employee surveys provide leadership the necessary feedback to respond to areas of opportunity and to highlight and celebrate areas of success. In 2018, the Company expanded its Voice of the Client program to include client panels in all of our markets, as well as transaction based surveys and an annual client survey. We provide real time feedback to our teams which allows them to continually fine tune our in-branch client experience. Our goal is to deliver a consistent client experience across our six state footprint.

Three-year financial metrics are shown in the tables below. The 2018, 2017 and 2016 metrics include the impact of acquisition related expenses of $12.4 million, $27.2 million and $2.8 million, respectively. In 2016, non-interest income included a litigation recovery of $4.2 million.

Reported Net Income
$180,000
$160,000
$140,000
$120,000
$100,000
$80,000
$60,000
$40,000
$20,000
$-
12/31/2016
12/31/2017
12/31/2018

Total Shareholder Return
100
80
60
40
20
0
12/31/2016
12/31/2017
12/31/2018

Reported Efficiency Ratio
70%
65%
60%
55%
50%
45%
40%
35%
30%
25%
20%
15%
10%
5%
0%
12/31/2016
12/31/2017
12/31/2018

Reported Earnings Per Share
3.00
2.50
2.00
1.50
1.00
0.50
0.00
12/31/2016
12/31/2017
12/31/2018

Compensation of Executive Officers

Our executive compensation program is aligned with our business strategy and is designed to maximize long-term shareholder value.

What We Pay and Why: Goals and Elements of Compensation:

Emphasize on pay for performance	Attract, retain, and motivate talented and experienced executives within the banking industry	Recognize and reward executives whose skill and performance are critical to our success	Align interests of our executives with our shareholders	Discourage inappropriate risk taking

Key Features of our Executive Compensation Program:

What we do		What we do not do
☑	Emphasize pay for performance	☒	Short-selling or hedging of Company securities
☑	Use multiple performance measures and caps on potential incentive payments	☒	Single-trigger vesting of equity awards upon change in control
☑	Use independent compensation consultant	☒	Excessive perquisites
☑	Require minimum stock ownership for Directors and Executive Officers (EOs)	☒	Excise tax gross-ups
☑	Maintain a clawback policy to recapture incentive payments	☒	Repricing or recycling of shares
☑	Discourage risk taking by reserving the right to use discretion in the payout of all incentives	☒	Trading in Company securities during designated black-out periods, except under valid trading plans

Elements of Total Compensation

We have three primary elements of compensation: base salary, annual short-term cash incentive and long-term stock award incentive.

Average Named Executive Officer Target Compensation Mix as of December 31, 2018	Base Salary

Competitive fixed base cash compensation Amount based on individual factors such as scope of responsibility, experience, and strategic impact Approximates 45% of total compensation

Annual Short-Term Incentive (STI) Cash Award

Awarded based on individual and Company performance
Awards not guaranteed
Awards aligned with Company financial and strategic growth objectives
Awards established at threshold, target, and maximum values
Approximates 25% of total compensation

Long-Term Incentive (LTI) Performance-Based Restricted Stock (PSA) and Time-Based Restricted Stock (RSA)

Emphasis on long-term Company performance compared to peers Objective is to engage and retain executive officers Approximates 30% of total compensation

To promote a culture that aligns the interests of management with those of our shareholders, our 2018 executive compensation program focused on an appropriate mix of fixed and variable compensation as illustrated in the charts below.

Factors Considered in Determining Executive Compensation

Compensation Consultant and Management

The Compensation Committee approves our compensation structure, policy, and programs to ensure we have in place appropriate executive officer incentives and employee benefits. Outside members of the Compensation Committee (those members who meet both the definition of a non-employee director, as that term is defined for purposes of Rule 16b-3 under the Exchange Act, and an outside director, as that term was defined for purposes of Section 162(m) of the Code), have reviewed and determined the salary, short-term incentives, and long-term equity incentives awarded to our Chief Executive Officer, approved all executive officers’ compensation, and approved the total dollar value of equity awards for all other officers, taking into consideration non-binding recommendations from non-Outside Members, market analysis, input by the Compensation Committee’s independent compensation consultant, and the recommendations of our Chief Executive Officer, except with respect to his own compensation.

Role of Compensation Consultants/Peer Group Market Analysis

We use comparative executive officer compensation data publicly disclosed by a peer group of public companies in addition to compensation survey data to evaluate the competitiveness of our executive officer compensation and to guide the compensation for newly hired executive officers. During 2018, the Compensation Committee engaged the services of a compensation consulting firm, Pearl Meyers & Partners (PM&P), to assist with our executive compensation review and to provide competitive market data. PM&P performed a comprehensive review of our executive compensation in 2018 by obtaining proxy data based on PM&P’s recommended peer group, which includes banking organizations with asset size, geography and operational and business model characteristics similar to ours. The peer group was composed of the following banks:

BancorpSouth, Inc.	First Midwest Bancorp, Inc.	International Bancshares Corporation	Trustmark Corporation
Banner Corporation	Fulton Financial Corporation	NBT Bancorp, Inc.	United Bankshares, Inc.
Chemical Financial Corporation	Glacier Bancorp, Inc.	Old National Bancorp	United Community Banks, Inc.
Columbia Banking System, Inc.	Great Western Bancorp, Inc.	Renasant Corporation	Washington Federal, Inc.
First Financial Bancorp	Heartland Financial USA Inc.	Simmons First National Corporation	WesBanco, Inc.

Changes to the peer group from the previous year include the addition of Great Western Bancorp, Inc. and Heartland Financial USA Inc., each of which was added based on its asset size, operating revenues, market capitalization, and business models. F.N.B. Corporation and IBERIABANK Corporation were removed from the peer group because they no longer met the relevant criteria to be included.

The Compensation Committee exercises its business judgment and discretion in determining executive compensation and generally targets market competitive (50th percentile) base pay, incentives, and total cash compensation within the peer group.

Analysis of Executive Officer Compensation

Base Salaries

The Board approved the 2018 base salary of Mr. Riley, our current Chief Executive Officer, and the Compensation Committee approved the 2018 compensation of other executive officers, including the Named Executive Officers, as recommended by our Chief Executive Officer. Increases to base salary ranged from 0% to 25% in 2018, and were based on the Compensation Committee’s review of market data from our peer group defined above, as well as the results achieved by each executive, his or her future potential, scope of responsibilities and experience.

The following table shows the 2018 base salary of each Named Executive Officer.

Officer	12/31/2018 Base Salary ($)
Kevin P. Riley	$752,580
Marcy D. Mutch	385,000
Jodi Delahunt Hubbell	375,000
Kirk D. Jensen	319,000
Philip Gaglia	259,600
William D. Gottwals	350,000
Stephen W. Yose	336,000

Short-Term Incentives

Our executive officers are eligible for annual cash-based short-term incentives under the 2015 Equity Incentive Plan. The Compensation Committee sets the target opportunity of the short-term incentive awards as a percentage of an executive’s base salary. Varying short-term incentive award percentages reflect the Compensation Committee’s belief that an executive officer’s scope of work, responsibilities, and performance should all be considered when awarding incentives. The Company’s award opportunities are established at threshold, target, and maximum levels. The funding percentage between each of the levels is interpolated on a linear basis, with the funding percentage to be 0% for all performance below the threshold level. The maximum payout opportunity for each metric is capped at 150% of the target percentage. The plan also has a discretionary component whereby the Compensation Committee can choose to apply a modifier to the calculated funding percentage based on the Company’s performance. For 2018, the discretionary areas the Committee reviewed were in the areas of customer satisfaction and employee engagement. The discretionary modifier allows the Committee to adjust the short-term funding percentage plus or minus 10%. The performance goals for the Named Executive Officers were established in January 2018. As a group, the Named Executive Officers’ short-term incentive payouts in 2018, after the application of the Committee’s exercise of its discretion, were 100.27% of target.

Named Executive Officer Short-Term Incentive

The 2018 short-term incentive plan opportunity for the Named Executive Officers was based on 2018 Company performance. Metrics included adjusted net income and adjusted efficiency ratio, which overall were at 96.21% of target. The Committee determined the outcome for the discretionary component on the basis of the results for the Company’s 2018 employee engagement and customer satisfaction surveys. Based on the survey results, the Committee approved a positive modifier of 5% to be applied to the base results. These metrics were aligned with the operating objectives of the Company’s business, with 100% of the award based on the Company’s overall performance and each executive officer’s accomplishments measured against individual performance plan objectives. Short-term incentive funding for the Company in 2018 was 101.02% of target.

		Performance Targets				Actual Performance
		Threshold	Base	Target	Maximum
Performance Measure	Weight	50% Payout	100% Payout	125% Payout	150% Payout	Amount	Weighted Average Funding Percentage
Net Income, as adjusted* ($ in ‘000s)	60%	$144.25	$161.22	$169.70	$178.19	$169.50	74.61%
Efficiency Ratio, as adjusted*	40%	59.24%	57.24%	56.24%	55.24%	59.08%	21.60%
							96.21%
Discretionary Modifier Applied						5.0%	4.81%
Total							101.02%
* Excludes tax adjusted acquisition expenses

Short-term incentives payouts for the Named Executive Officers ranged from 64% to 117% of target opportunity in 2018. The following table shows the 2018 short-term incentive payouts for each Named Executive Officer.

		Performance Goals			Actual
Officer	12/31/2018 Base Salary ($)	Target % of Base Salary	2018 Target Value	Actual % of Target Value	2018 Actual Total Payout Value		Weighted Average Payout %
Kevin P. Riley	752,580	80	602,064	100	602,064	(1)
Marcy D. Mutch	385,000	50	192,500	117	225,000	(2)
Jodi Delahunt Hubbell	375,000	50	187,500	107	200,000	(3)
Kirk D. Jensen	319,000	50	159,500	100	160,000	(4)
Philip Gaglia	259,600	50	129,800	116	150,000	(5)
William D. Gottwals	350,000	50	175,000	64	112,000	(6)
Stephen W. Yose	336,000	50	168,000	101	169,680	(7)
Total			$1,614,364		$1,618,744		100.27%

(1) Mr. Riley received a 2018 short-term incentive payout of $602,064, which included 100% of Mr. Riley’s target short-term incentive based on Company performance. The total award of $602,064 is reflected in the Bonus (STI) column in the Summary Compensation table.
(2) Ms. Mutch received a 2018 short-term incentive payout of $225,000, which included $194,464, or 101.02% of Ms. Mutch’s target short-term incentive based on Company performance, and an additional $30,536 based on Ms. Mutch’s individual accomplishments against her performance plan. The total award of $225,000 is reflected in the Bonus (STI) column in the Summary Compensation table.
(3) Ms. Delahunt Hubbell received a 2018 short-term incentive payout of $200,000, which included $189,413, or 101.02% of Ms. Delahunt Hubbell’s target short-term incentive based on Company performance, and an additional $10,587 based on Ms. Delahunt Hubbell’s individual accomplishments against her performance plan. The total award of $200,000 is reflected in the Bonus (STI) column in the Summary Compensation table.
(4) Mr. Jensen received a 2018 short-term incentive payout of $160,000, which included $159,500, or 100% of Mr. Jensen’s target short-term incentive based on Company performance, and an additional $500 based on Mr. Jensen’s individual accomplishments against his performance plan. The total award of $160,000 is reflected in the Bonus (STI) column in the Summary Compensation table.
(5) Mr. Gaglia received a 2018 short-term incentive payout of $150,000, which included $131,124, or 101.02% of Mr. Gaglia’s target short-term incentive based on Company performance, and an additional $18,876 based on Mr. Gaglia’s individual accomplishments against his performance plan. The total award of $150,000 is reflected in the Bonus (STI) column in the Summary Compensation table.
(6) Mr. Gottwals received a 2018 short-term incentive payout of $112,000. Mr. Gottwal’s short-term incentive would have been $176,785, or 101.02% of his target short-term incentive, based on Company performance, had he achieved his individual performance plan objectives.
(7) Mr. Yose received a 2018 short-term incentive payout of $ $169,680, which included 101% of Mr. Yose’s target short-term incentive based on Company performance.

Long-Term Incentives

We believe long-term equity incentive compensation encourages employees to focus on our long-term performance. Long-term incentives in the form of equity compensation also provide an opportunity for executive officers and certain designated key employees to increase their equity ownership in the Company, further aligning their interests with those of our shareholders.

In 2018, long-term incentives awarded to the Named Executive Officers included an equal mix of performance-vested and time- vested restricted stock. Our Chief Executive Officer’s long-term incentive award is equal to approximately 105% of his base salary, and the remaining Named Executive Officers’ long-term incentive awards are equal to approximately 50% of their base salaries. The value of the long-term incentive awards to our officers, including the Named Executive Officers, is based primarily on the individual’s ability to influence the Company’s long-term growth and profitability.

Time vested restricted stock awards have a three-year graded vesting period. Performance vested restricted stock awards vest in varying percentages based upon the Company’s performance relative to that of a peer group composed of the SNL Financial index (“SNL Index”) of bank holding companies with total assets between 50% and 200% of our December 31, 2018 total assets. The 2019 award vesting percentages range from 0% to 200% of target and are based on the Company’s three-year return on equity weighted at 40% and the three-year total shareholder return weighted at 60%. The measurement period for 2019 performance vested restricted stock awards runs from January 1, 2019 to December 31, 2021 using the previous 12 quarters’ performance. The performance awards granted in 2019 will vest on March 15, 2022.

The award range for the 2019 awards is interpolated on a linear basis, except that the adjustment percentage will equal 0% for a ranking below the 35th percentile. Vesting is as follows:

Percentile Ranking	Award Range
Below 35th percentile	0%
35th percentile	50%
50th percentile	100%
90th percentile	200%

All awards under our equity compensation plan are based on the closing price of the underlying common stock as quoted on NASDAQ Stock Market for the last market trading day prior to the date of the award. Dollar values of the annual awards of long-term incentives to executives have historically been approved at the Compensation Committee’s regularly scheduled meeting in January with the date of the awards specified at that time.

Results of the 2016 Long Term Incentive Performance Awards

Performance vested restricted shares awarded to executive officers in 2016 for the measurement period January 1, 2016 through December 31, 2018 are scheduled to vest on March 15, 2019. The 2016 performance vested restricted shares will vest based upon the Company’s performance relative to that of a peer group comprised of the SNL Financial Index of bank holding companies with total assets between 50% and 200% of our December 31, 2016 total assets, and were based on First Interstate’s three-year return on average assets, three-year return on average equity and the three-year average total shareholder return. The measurement date for 2016 performance vested restricted stock awards was December 31, 2018 using the previous 12 quarters’ performance.

The pre-defined performance objectives for January 1, 2016 through December 31, 2018 were as follows:

Goal	Percentile Rank	Unweighted % of Target Award	Goal Weight	Weighted % of Target Award
Return on average assets	56.70%	91.75%	33.33%	30.58%
Return on average equity	61.9%	104.75%	33.33%	34.92%
Total shareholder return	77.4%	150%	33.33%	50.00%
Total			100.00%	115.50%

The award range for the 2016 performance vested restricted shares was interpolated on a linear basis, with minimum performance threshold defined as the 35th percentile. Vesting for the 2016 performance vested restricted shares is as follows:

Percentile Ranking	Award Range
Below 35th percentile	0%
40th percentile	50%
50th percentile	75%
60th percentile	100%
70th percentile	125%
75th percentile	150%

Comprehensive Benefits Package

We provide a competitive benefits package to all full-time employees, including the Named Executive Officers, that includes health and welfare benefits such as medical, dental, vision care, disability insurance, and life insurance benefits, and a 401(k) savings plan. We also provide a profit sharing plan for all non-temporary employees under which contributions are made as authorized by our Board. Participants vest in profit sharing amounts after three years of service.

We provide a non-qualified deferred compensation plan under which eligible participants may defer a portion of their base salary or short-term incentives subject to certain maximums as set forth by the plan administrator. Additionally, we make discretionary contributions on behalf of the executive officer participants for 401(k) plan matching contributions and profit sharing contributions in excess of Code limitations. Other contributions on behalf of a participant may be made at the discretion of our Board.

We have obtained life insurance policies covering selected officers of our banking subsidiary, First Interstate Bank, including certain of our Named Executive Officers. Under these policies, we receive benefits payable upon death of the insured. An endorsement split dollar agreement or survivor income benefit agreement has been executed with each of the insureds whereby a portion of the death benefit or a lump-sum survivor benefit is payable to the insured’s designated beneficiary if the participant is employed by us at the time of death.

Perquisites

Perquisites offered to the Named Executive Officers may include payment of the following: social club dues and the use of a Company automobile.

Severance and Change-in-Control Benefits

We provide severance pay and other benefits to executive officers, including the Named Executive Officers, who have their employment terminated, including through involuntary termination by us without cause and, in some cases, voluntary termination by the executive for good reason. These arrangements provide security of transition income and benefit replacements that allow such executives to focus on our prospective business priorities that create value for shareholders. We believe the level of severance and benefits provided by these arrangements is consistent with the practices of our peers and are necessary to attract and retain key employees. Potential payments and benefits available under these arrangements are discussed further under “Potential Payments upon Termination or Change of Control.”

Other Matters

Tax Considerations

Section 162(m) of the Code generally disallows an income tax deduction to public companies for annual compensation in excess of $1 million paid to the chief executive officer, the chief financial officer, and the three other most highly compensated Named Executive Officers for the taxable year. For periods prior to 2018, compensation that qualified as “performance-based” or satisfied another exception was excluded for purposes of calculating the amount of compensation subject to the $1 million limit. For taxable years beginning after December 31, 2017, however, the exemption from the Section 162(m) deduction limit for performance-based compensation has been repealed by the Tax Cuts and Jobs Act of 2017, such that compensation paid to our Named Executive Officers in excess of $1 million will not be deductible unless it qualifies for transition relief applicable to certain arrangements in place as of November 2, 2017 for performance-based compensation. The Compensation Committee considers tax and accounting consequences in developing and implementing our executive compensation program and believes that compensation paid under our management incentive plans in taxable years prior to 2018 is generally fully deductible for federal income tax purposes. Deductibility of awards will likely continue as one factor in determining executive compensation, but the Compensation Committee also looks at other factors in making its decisions, as noted above, and retains the flexibility to award compensation that it determines to be consistent with the goals of our executive compensation program even if the awards are not deductible by the Company for tax purposes.

Securities Trading Policy

Our insider trading policy prohibits our directors and employees from trading in our securities during certain designated blackout periods and otherwise while they are aware of material non-public information, and from engaging in hedging transactions or short sales and trading in puts and calls with respect to our securities. The policy also cautions against holding our securities in a margin account or pledging our securities as collateral for a loan.

Clawback Provisions

In 2011, based on the Compensation Committee’s recommendation, the Board approved a clawback policy for all Section 16 reporting officers, including the Named Executive Officers. The clawback policy authorizes the Board to recoup all performance-based compensation paid during the years affected by a financial restatement or executive misconduct. The Board may also direct the Company to cancel any equity-based awards granted to the executives during the applicable time period and recoup any gains realized during the time period with respect to equity-based awards.

Stock Ownership Guidelines

In order to further align the interests of the employees with the interests of the Company, our Board approved a stock ownership guideline policy whereby each executive officer is expected to acquire and maintain ownership of our common stock equal in value to a specified multiple of the executive officer’s base salary.

The policy recommends the following stock holdings for our Named Executive Officers:

Stock Ownership Guideline
Chief Executive Officer	Five (5) times base salary
Named Executive Officers (excluding Chief Executive Officer)	Three (3) times base salary

Stock holdings are measured at the end of each year using the year’s closing stock price. Each Named Executive Officer is expected to meet the ownership guidelines by the later of January 1, 2018 or five years from the date he or she became a Named Executive Officer.

Equity Granting Practices

The Board of Directors, based on the recommendation of the Compensation Committee, adopted the 2015 Equity Incentive Plan under which the Compensation Committee (or a subcommittee thereof) approves equity awards to certain officers, including the Named Executive Officers. Awards are granted to enhance our ability to attract, retain, and motivate employees and directors who are expected to make important contributions to us by providing them with both equity ownership opportunities and performance-based incentives intended to align their interests with those of our shareholders. The Compensation Committee has delegated authority to the Company’s Chief Executive Officer, subject to certain terms and limitations as established by the Committee, to make awards to employees who are not Section 16 officers. For additional information regarding our equity compensation plans, see “Equity Compensation Plans.”

Results of Shareholder Advisory Approval of Named Executive Officer Compensation

The Company holds non-binding advisory votes on executive compensation every other year with the last vote occurring during the 2017 Annual Meeting of the Shareholders. At the 2017 Annual Meeting of Shareholders, shareholders were asked to approve, on an advisory basis, the Named Executive Officer compensation for 2016 as reported in our 2017 joint proxy statement/prospectus. This say-on-pay proposal was approved by over 99% of the shares present and entitled to vote. The Compensation Committee considered the results of the 2017 advisory vote along with shareholder input and other factors discussed in this Compensation Discussion and Analysis and concluded that no changes to our compensation policies and practices were warranted in response to the shareholder advisory vote.

Risk Assessment of Compensation Programs

The Compensation Committee designs our compensation programs to encourage appropriate risk taking while discouraging behavior that may result in unnecessary or excessive risk. In this regard, the following elements have been incorporated in our compensation programs for executive officers:

☑	Use of multiple metrics in annual incentive plan and use of two long-term incentive vehicles for executive officers;
☑	Each short-term incentive award metric capped at 150%;
☑	Performance-based share awards capped at 200%;
☑	Time-based share awards vest ratably over three years;
☑	Emphasis on long-term and performance-based compensation;
☑	Formal clawback policies applicable to both cash and equity compensation; and
☑	Alignment of interests of our executive officers with the long-term interests of our shareholders through stock ownership guidelines that call for significant share ownership.

The Compensation Committee periodically reviews with management an assessment of whether risks arising from the Company’s compensation policies and practices for all employees are reasonably likely to have a material adverse effect on the Company, as well as the means by which any potential risks may be mitigated, such as through governance and oversight policies. Based on its most recent assessment, the Compensation Committee concluded that our compensation policies and practices for all employees do not create risks that are reasonably likely to have a material adverse effect on the Company.

Compensation Committee Report

The Compensation Committee has reviewed and discussed the “Compensation Discussion and Analysis” required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Compensation Committee recommended to the Board that the “Compensation Discussion and Analysis” be included in this proxy statement and be incorporated by reference into the Company’s 2018 Form 10-K.

SUBMITTED BY THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS:

Teresa A. Taylor, Chair	Steven J. Corning	Charles E. Hart
John Heyneman, Jr.	Patricia L. Moss	James R. Scott

COMPENSATION OF EXECUTIVE OFFICERS AND DIRECTORS

2018 Summary Compensation Table

The table below summarizes the total compensation paid or earned by each of the Named Executive Officers for the fiscal years ended December 31, 2018, 2017 and 2016. When approving total compensation for each of the Named Executive Officers, the Compensation Committee considers compensation paid to executives in comparable financial institutions.

			Bonus	Stock	All Other
Name and		Salary	(STI)	Awards	Compensation		Total
Position		($)	($)	($)(2)	($)(3)		($)

Kevin P. Riley	2018	$741,106	$602,064	$792,989	$361,918	(4)	$2,498,077
President &	2017	660,616	406,800	474,560	254,064		1,796,040
Chief Executive Officer	2016	560,384	300,000	299,938	252,492		1,412,814

Marcy D. Mutch	2018	379,616	225,000	192,984	29,819	(5)	827,419
Exec. Vice President &	2017	342,769	175,000	182,427	25,106		725,302
Chief Financial Officer	2016	278,615	123,000	119,944	5,582		527,141

Jodi Delahunt Hubbell (1)	2018	363,462	200,000	187,925	22,706		774,093
Exec. Vice President &	2017	N/A	N/A	N/A	N/A		N/A
Chief Operating Officer	2016	N/A	N/A	N/A	N/A		N/A

Kirk D. Jensen	2018	314,539	160,000	159,936	26,302	(5)	660,777
Exec. Vice President &	2017	283,846	135,000	149,940	21,933		590,719
General Counsel	2016	250,000	118,000	162,371	70,255		600,626

Philip Gaglia	2018	253,508	150,000	129,989	23,108	(5)	556,605
Exec. Vice President &	2017	N/A	N/A	N/A	N/A		N/A
Chief Risk Officer	2016	N/A	N/A	N/A	N/A		N/A

William D. Gottwals	2018	350,000	112,000	149,981	26,389		638,370
Exec. Vice President &	2017	342,308	100,000	139,944	22,852		605,104
Director of Banking	2016	300,012	93,000	140,065	10,696		543,773

Stephen W. Yose	2018	331,231	169,680	129,989	28,922		659,822
Exec. Vice President &	2017	298,846	100,000	164,934	22,842		586,622
Chief Credit Officer	2016	198,750	160,000	200,010	142,956		701,716

(1)
Ms. Delahunt Hubbell joined the Company as Executive Vice President and Chief Banking Officer on October 16, 2017. She assumed the role of Executive Vice President and Chief Operating Officer on February 24, 2018.

(2)
The amounts reflect the aggregate grant date fair value computed in accordance with FASB ASC Topic 718. Stock awards are a combination of time-based vesting and performance-based vesting restricted stock awards. The above table includes the value of the 2016 performance awards based on return on average assets, return on average equity and total shareholder return performance at the 50th to 100th percentile, the value of the 2017 and 2018 performance awards based on return on average equity and total shareholder return performance at the 50th and 100th percentile, which would entitle the Named Executive Officers to receive 100% of the performance based vesting restricted stock awarded, or the target shares. The maximum vesting for the performance awards is 150% of target shares for 2016, if return on average assets, return on average equity and total shareholder return performance are at or above the 75% percentile of the SNL Index for 2016, and 150% of target shares for 2017 and 2018, if return on average equity and total shareholder return performance are at or above the 75% percentile of the SNL Index for 2017. The 2016 performance based restricted stock awards are scheduled to vest at 115.50% of target on March 15, 2019.

Time and performance stock awards are presented below for each NEO included in the 2018 Summary Compensation table above.

		Time Restricted	Performance Restricted
		Stock Awards	Stock Awards
		(#)	(#)

Kevin P. Riley	2018	9,718	9,718
	2017	5,697	5,697
	2016	5,724	5,724

Marcy D. Mutch	2018	2,365	2,365
	2017	2,190	2,190
	2016	2,289	2,289

Jodi Delahunt Hubbell	2018	2,303	2,303
	2017	5,215	N/A
	2016	N/A	N/A

Kirk D. Jensen	2018	1,960	1,960
	2017	1,800	1,800
	2016	1,908	1,908

Philip Gaglia	2018	1,593	1,593
	2017	1,470	1,470
	2016	1,431	1,431

William D. Gottwals	2018	1,838	1,838
	2017	1,680	1,680
	2016	2,673	2,673

Stephen W. Yose	2018	1,593	1,593
	2017	1,980	1,980
	2016	7,080	N/A

The 2016, 2017, and 2018 time and performance-based vesting awards were valued at $26.20 per share, $41.65 per share, and $40.80 per share, respectively. Additional time-based vesting restricted stock awards, valued at $44.07 per share, were awarded to Ms. Delahunt Hubbell upon her employment with the Company in October 2017.

(3)
The amounts shown reflect for each Named Executive Officer: contributions by us to our qualified profit sharing and employee savings plans, under Section 401(k) of the Internal Revenue Code; contributions by us to our nonqualified deferred compensation plan; premiums paid by us for individual long-term care plans; and dividends on unvested restricted stock. The amounts do not reflect premiums paid by us for group health, life and disability insurance policies that apply generally to all salaried employees on a nondiscriminatory basis.

(4)
The amounts in the All Other Compensation column for Mr. Riley also reflect income from amounts paid by us for social club dues, the personal use of a Company vehicle, Company contributions to Mr. Riley's non-qualified defined contribution supplemental executive retirement plan of $301,032, $208,282 and $201,140 in 2018, 2017, and 2016 respectively, and relocation costs of $80,645 paid in 2016.

(5)	The amounts in the All Other Compensation column for Ms. Mutch, Mr. Jensen, Mr. Gaglia, and Mr. Gottwals also reflect income from amounts paid by us for social club dues.

Equity Compensation Plans

The Company has equity awards outstanding under two stock-based compensation plans; the 2015 Equity Incentive Plan (the “2015 Plan”) and the 2006 Equity Compensation Plan, as amended and restated, (the “2006 Plan”). These plans were primarily established to enhance the Company’s ability to attract, retain, and motivate employees.

The 2015 Plan, approved by the Company’s shareholders in May 2015, was established to provide us with flexibility to select from various equity-based performance compensation methods, and to be able to address changing accounting and tax rules and corporate governance practices by optimally utilizing performance based compensation. The 2015 Plan did not increase the number of shares of common stock available for awards under the 2006 Plan.

The 2006 Plan, approved by the Company’s shareholders in May 2006 and May 2014, was established to consolidate into one plan the benefits available under all other then-existing share-based award plans (collectively with the 2006 Plan, the “Previous Plans”). The Previous Plans continue to govern awards made prior to May 2015.

The 2015 Plan contains the following important features:

☑
The maximum number of shares of our Class A Common Stock reserved for issuance under the 2015 Plan was 2,000,000, which was approximately 9.2% of our previously-existing Class A Common Stock outstanding at the time of shareholder approval.

☑	The 2015 Plan prohibits the repricing of awards without shareholder approval.
☑	The 2015 Plan prohibits the recycling of shares.
☑	Awards under the 2015 Plan are subject to broad discretion by the Compensation Committee administering the plan.
☑	All awards under the 2015 Plan are based on the closing price of the underlying common stock as quoted on NASDAQ Stock Market for the last market trading day prior to the date of the award.

The following terms apply to equity awards granted for each of the last three years:

•	Time-restricted awards - three-year graded vesting period; and

•
Performance-restricted awards - cliff vesting as of March 15th of the third year following the year of the award for 2018, 2017, and 2016, respectively, based on achievement of specified performance conditions.

2018 Grants of Plan-Based Awards

			Estimated Future Payouts Under
			Equity Incentive Plan Awards			All Other Stock Awards:
		Committee				Number of	Grant Date
	Grant	Approval	Threshold	Target	Maximum	Stock or Units	Fair Value of
Name	Date	Date	(#)(1)	(#)(2)	(#)(3)	(#) (4)	Stock Awards

Kevin P. Riley	2/15/2018	1/18/2018	—	—	—	9,718	$396,494
	2/15/2018	1/18/2018	4,859	9,718	14,577	—	$396,494

Marcy D. Mutch	2/15/2018	1/18/2018	—	—	—	2,365	96,492
	2/15/2018	1/18/2018	1,183	2,365	3,548	—	96,492

Jodi Delahunt Hubbell	2/15/2018	1/18/2018	—	—	—	2,303	93,962
	2/15/2018	1/18/2018	1,152	2,303	3,455	—	93,962

Kirk D. Jensen	2/15/2018	1/18/2018	—	—	—	1,960	79,968
	2/15/2018	1/18/2018	980	1,960	2,940	—	79,968

Philip Gaglia	2/15/2018	1/18/2018	—	—	—	1,593	64,994
	2/15/2018	1/18/2018	797	1,593	2,390	—	64,994

William D. Gottwals	2/15/2018	1/18/2018	—	—	—	1,838	74,990
	2/15/2018	1/18/2018	919	1,838	2,757	—	74,990

Stephen W. Yose	2/15/2018	1/18/2018	—	—	—	1,593	64,994
	2/15/2018	1/18/2018	797	1,593	2,390	—	64,994

(1)
This represents the threshold payout of 50% of target on the performance shares awarded, one half of which is based on total stockholder return (“TSR”) and one half on return on average equity (“ROAE”). In order to receive this threshold payout, the Company’s future three-year TSR/ROAE must be at the 35th percentile or above when compared to the SNL Index.

(2)
This represents the target payout of 100% of target on the performance based vesting restricted stock awarded, one half of which is based on TSR and one half on ROAE. In order to receive this threshold payout, the Company’s future three-year TSR/ROAE must be at the 50th percentile or above when compared to the SNL Index. Dividends are paid on performance based vesting restricted stock that vest at the same rate as dividends are paid to other shareholders.

(3)
This represents the maximum payout of 150% of target on the performance based vesting restricted stock awarded, one half of which is based on TSR and one half on ROAE. In order to receive this maximum payout, the Company’s future three-year TSR/ROAE must be at the 76th percentile or above when compared to the SNL Index.

(4)
This represents the shares of time based restricted stock that vest at a rate of 33% each year through February 15, 2021, contingent on continued employment. Dividends are paid out on these shares at the same time and same rate as dividends are paid to other shareholders.

Outstanding Equity Awards at 2018 Fiscal Year-End

	Stock Awards
			Equity Incentive Plan Awards
		Market Value	Number of	Market Value or Payout
	Number of Shares or	of Shares or	Unearned Shares,	Value of Unearned Shares,
	Units of Stock	Units of Stock	Units, or Other Rights	Units, or Other Rights
	That Have Not Vested	That Have Not Vested	That Have Not Vested	That Have Not Vested
Name	(#)(1)	($)	(#)(2)	($)

Kevin P. Riley	15,424	$563,901	21,139	$772,842

Marcy D. Mutch	4,588	167,737	6,844	250,217

Jodi Delahunt Hubbell	5,779	211,280	2,303	84,198

Kirk D. Jensen	3,796	138,782	5,668	207,222

Philip Gaglia	3,050	111,508	4,494	164,301

William D. Gottwals	3,849	140,719	6,191	226,343

Stephen W. Yose	5,273	192,781	3,573	130,629

(1)	Represents unvested time-based vesting restricted stock, which at original issuance vested at a rate of one-third each year, contingent on continued employment.

(2)
Represents the threshold number of performance-based vesting restricted stock shares that are expected to vest March 15, 2019, March 15, 2020, and March 15, 2021 based upon achievement of specified performance conditions and continued employment.

Stock Vested in 2018

	Stock Awards
	Number of Shares
Name	Acquired on Vesting (#)	Value Realized on Vesting ($)(1)

Kevin P. Riley	8,400	$360,394
Marcy D. Mutch	2,223	93,648
Jodi Delahunt Hubbell	1,739	76,638
Kirk D. Jensen	1,236	50,429
Philip Gaglia	1,339	54,631
William D. Gottwals	1,451	59,201
Stephen W. Yose	3,020	120,738

(1)
The amount in the Value Realized on Vesting column reflects the closing price of the common stock as reported on the Nasdaq Stock Market on the day prior to vesting multiplied by the number of shares vesting.

2018 Non-Qualified Deferred Compensation

The Company has a non-qualified deferred compensation plan (the “Deferred Compensation Plan”) established for the benefit of a select group of management and highly-compensated employees, including Named Executive Officers. Under the terms of our Deferred Compensation Plan, eligible employees, as determined by our Board or Compensation Committee, may defer a portion of base salary or short-term incentives subject to certain maximums as set forth by the plan administrator. Deferral elections are made by eligible executives during the last quarter of each year for amounts to be earned in the following year. We make discretionary contributions to the Deferred Compensation Plan on behalf of the executive officer participants for 401(k) plan matching contributions and profit sharing contributions in excess of Code limitations. Other contributions on behalf of a participant may be made at the discretion of our Board.

The deferral account of each participant is adjusted by investment earnings or losses based upon the performance of the underlying investments selected by the participant from among alternatives selected by the plan administrator. Benefits under the Deferred Compensation Plan are generally not paid until the beginning of the year following the participant’s retirement or termination from the Company. Benefits can be received either as a lump sum payment or in annual installments based on the executive’s election made at least one year prior to retirement. The distribution elections are all made in accordance with Section 409A.

The following table shows the contributions, earnings and aggregate balance of total deferrals by our Named Executive Officers as of December 31, 2018.

	Executive Contributions in Last Fiscal Year	Registrant Contributions in Last Fiscal Year	Aggregate Earnings In Last Fiscal Year	Aggregate Withdrawals/Distributions	Aggregate Balance At Last Fiscal Year End
Name	($)(1)	($)(2)	($)	($)	($)

Kevin P. Riley	$203,400	$214,556	$(63,253)	$—	$876,089
Marcy D. Mutch	43,750	1,169	(3,196)	—	69,698
Jodi Delahunt Hubbell	—	—	—	—	—
Kirk D. Jensen	—	222	(3)	—	219
Philip Gaglia	—	—	(454)	2,492	6,423
William D. Gottwals	92,885	6,491	(31,647)	—	342,523
Stephen W. Yose	36,662	2,053	(2,931)	—	140,770

(1)	The amounts in this column are included as salary and/or short-term incentives for each of the Named Executive Officers in the summary compensation table in the year the contribution was earned.

(2)	The amounts in this column are included as other compensation for each of the Named Executive Officers in the summary compensation table in the year the contribution was earned.

2018 Other Compensation

We provide our Named Executive Officers with other compensation that the Compensation Committee believes is reasonable and consistent with the overall compensation program to better enable us to attract and retain superior employees for key positions. The Compensation Committee annually reviews the levels of other compensation provided to Named Executive Officers.

The Named Executive Officers participate in the following plans and programs along with health and group life and disability insurance. Additional benefits offered to the Named Executive Officers may include some or all of the following:

•	individual life insurance, as described below under “Survivor Income Benefits;”

•	payment of social club dues;

•	dividends on unvested restricted stock;

•	use of a Company automobile; and

•	long-term care insurance

Survivor Income Benefits

We obtained life insurance policies on selected officers of First Interstate Bank. Under these policies, we receive all benefits payable upon death of the insured. A survivor income agreement was executed with each of the insured officers whereby a survivor benefit of $150,000 is payable to designated beneficiaries if the participant is employed by us at the time of death. We have entered into this type of survivor income agreement with Mr. Riley.

Retirement and Related Plan

We maintain a profit sharing plan for all non-temporary employees. Contributions are made as authorized by the Board. Participants vest after three years of service. In addition, employees are permitted to defer a portion of their compensation into our profit sharing plan under a 401(k) feature, and we make limited matching contributions with respect to such deferrals.

Chief Executive Officer Total Compensation

The Outside Members of the Compensation Committee reviewed all components of the Chief Executive Officer’s total compensation package. Mr. Riley was appointed as the Company’s President and Chief Executive Officer on September 23, 2015. The compensation paid to Mr. Riley during his tenure as Chief Executive Officer was determined to be low as compared to that of our peers’ Chief Executive Officer total compensation data. Mr. Riley’s compensation package was larger than those granted to our other executives in recognition of the increased level of responsibility and performance required of our chief executive officer.

As part of its role, the Compensation Committee reviews and considers the deductibility of executive compensation under Section 162(m) of the Code, which provided that we may not deduct compensation of more than $1,000,000 that is paid to certain individuals with certain exceptions. We believe that performance-based compensation paid in 2017 and prior periods under the management incentive plans is generally fully deductible for federal income tax purposes. As discussed above, however, the exemption from the Section 162(m) deduction limit for performance-based compensation has been repealed, effective for taxable years beginning after December 31, 2017, such that compensation paid to our Named Executive Officers in excess of $1 million will not be deductible unless it qualifies for transition relief applicable to certain arrangements in place as of November 2, 2017.

Despite the Compensation Committee’s efforts to structure the executive team annual incentives in a manner intended to be exempt from Section 162(m) and therefore not subject to its deduction limits, because of ambiguities and uncertainties as to the application and interpretation of Section 162(m) and the regulations issued thereunder, including the uncertain scope of the transition relief under the legislation repealing the Section 162(m) exemption from the deduction limit, no assurance can be given that compensation intended to satisfy the requirements for exemption from Section 162(m) in fact will. Further, the Compensation Committee reserves the right to modify compensation that was initially intended to be exempt from Section 162(m) if it determines that such modifications are consistent with the Company’s business needs.

Chief Executive Officer Pay Ratio

In August 2015 pursuant to a mandate of the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”), the SEC adopted a rule requiring annual disclosure of the ratio of the median employee’s annual total compensation to the total annual compensation of the principal executive officer (“PEO”). The Company’s PEO is Mr. Riley, our Chief Executive Officer.  Registrants must comply with the pay ratio rule for the first fiscal year beginning on or after January 1, 2017.  The purpose of the new required disclosure is to provide a measure of the equitability of pay within the organization.

In determining the median employee, a listing was prepared of all employees as of December 14, 2018. Wages and benefits were annualized for those employees not employed for the full year of 2018. There were 114 employees acquired through the INB acquisition who were excluded from the list since we just completed the integration in November and the Company was not responsible for setting their compensation for most of 2018. The median amount was selected from the resulting list.

For purposes of determining total compensation, the following earnings were included:

•	Base Salary

•	Short-Term Incentive

•	Long-Term Incentive comprised of stock awards

•	Other Compensation comprised of:

◦	Contributions by us to our qualified profit sharing and employee savings plans, under Section 401(k) of the Internal Revenue Code

◦	Contributions by us to our nonqualified deferred compensation plan

◦	Premiums paid by us for individual long-term care plans

◦	Dividends on unvested restricted stock

◦	Amounts paid by us for social club dues, signing bonuses, and moving/relocation expenses

Median Employee Total Annual Compensation	PEO Total Annual Compensation	Ratio of PEO to Median Employee Total Annual Compensation
$45,359	$2,153,096	47.5:1

Employment Agreements

Effective in April 2018, the Company entered into Executive Employment Agreements with Mr. Riley, Ms. Mutch, Ms. Delahunt Hubbell and Mr. Gaglia.

The original term of the agreements is for three years, commencing on the effective date. After the initial term, the agreement automatically renews for an additional one year period on each anniversary of the effective date, unless the Company gives the executive notice of termination 90 days prior to expiration.

The agreements outline the duties of each employee and forms of remuneration awarded for the performance of such duties, including base salary, bonuses, and various other employer provided benefits. In addition, the agreements outline specific duties and payments to be made upon termination of employment under various conditions.

Potential Payments upon Termination or Change of Control

Termination in connection with a change in control: In the event of an involuntary termination of employment without cause (as defined in each executive’s agreement) or voluntary termination by the executive for good reason (as defined in each executive’s agreement) within 6 months preceding or 18 months after a change in control (as defined in each executive’s agreement), Mr. Riley will receive an amount equal to 2 times his base salary plus an amount equal to 2 times the average of the annual incentive compensation paid to Executive during each of the three years immediately prior to the year in which the Event of Termination occurs; Ms. Mutch, Ms. Delahunt Hubbell, and Mr. Gaglia shall receive an amount equal to 1.5 times the Executive’s base salary plus an amount equal to 1.5 times the average of the annual incentive compensation paid to Executive during each of the three years immediately prior to the year in which the Event of Termination occurs (the “Change in Control Payment”). In addition, all outstanding unvested restricted stock will fully vest upon termination and the Company will provide certain employment benefits for a period of 18 months following the date of termination. The benefits may be limited, however, if the executive is initially determined to be subject to excise taxes under Section 4999 and 280G of the Internal Revenue Code but would be better off on a net-after tax basis by reducing the Change in Control Payments to avoid being subject to the excise tax.

Payments Made upon Termination
Involuntary or good reason termination unrelated to a change in control: In the event of an involuntary termination by the Company without cause or voluntary termination by the executive for good reason, Mr. Riley’s executive employment agreement indicates he shall receive an amount equal to 2 times the sum of his base salary, plus his average annual incentive compensation paid during the three years prior to termination; Ms. Mutch, Ms. Delahunt Hubbell, and Mr. Gaglia shall receive an amount equal to 1.5 times the sum of their base salary, plus their average annual incentive compensation paid during the three years prior to termination.

In the absence of an employment agreement, regardless of the manner in which a Named Executive Officer’s employment is terminated, he or she may receive amounts earned during his term of employment. Such amounts include:

•	salary;

•	grants and awards received under our equity plans, subject to the vesting and other terms applicable to such grants and awards;

•	amounts contributed and vested under our profit sharing plan and deferred compensation plan; and

•	unused paid time off.

In its discretion, the Board, or the Chief Executive Officer (except with regard to any payments made on his behalf) may authorize payment of additional separation amounts for the Named Executive Officers. The Board may also accelerate the vesting of any unexercisable stock options or restricted stock awards outstanding at the time of termination. The amounts regarding applicable salaries, stock options, restricted stock awards, short-term incentives and deferred compensation for the most recent fiscal year ended December 31, 2018 are contained in the various tables included above.

Payments Made upon Retirement
Upon termination based on Retirement, a Named Executive Officer shall be entitled to all benefits under any retirement plan of the Company and other plans to which Named Executive Officer is a party.

Payments Made upon Death
In the event of termination due to death, in addition to the benefits listed under the heading “Payments Made upon Termination” above, the estates or other beneficiaries of the Named Executive Officers are entitled to receive benefits under our group life insurance plan equal to the lesser of (i) 2.5 times their respective base salary or (ii) $300,000. For all Named Executive Officers, the applicable amount would be $300,000.

An additional $150,000 of survivor income benefit pursuant to life insurance policies covering selected officers of First Interstate Bank is available to the beneficiaries of Mr. Riley should death occur while he is employed by the Company.

Payments Made upon Disability
In the event of termination due to disability, in addition to the benefits listed under the heading “Payments Made upon Termination” above, the Named Executive Officers are entitled to receive benefits under our group disability plan which generally provides for 60% of pre-disability earnings up to a maximum of $13,000 per month. For each of the Named Executive Officers the applicable amount would be $13,000 per month.

Other Change in Control and Employment Termination
The individual award agreements governing outstanding unvested restricted stock awards provides for accelerated vesting upon the recipient’s death or disability, as defined under the employment agreements.

Per Section 409A of the Internal Revenue Code, certain payments to the Named Executive Officers would not commence for six months following a termination of employment. If required by Code Section 409A, such payment or a portion of such payment (to the minimum extent possible) shall be delayed and shall be paid on the first day of the seventh month following Named Executive Officer’s separation from service.

The following tables show payments our Named Executive Officers may have received assuming various employment termination and change-in-control scenarios occurring on December 31, 2018. The amounts shown in the tables reflect estimated amounts. The actual amounts would need to be calculated upon the actual termination of employment.

Post-Employment Payments

Potential Payments Upon Termination or Change-In-Control Payments as of 12/31/2018 - Mr. Kevin Riley

			Involuntary	Change in Control
Executive Payments and		Involuntary	Termination Without	With Termination
Benefits upon Termination	Voluntary	Termination	Cause / Termination	for Good Reason
or Change in Control	Termination	for Cause	for Good Reason	or Without Cause	Death	Disability

Compensation:
Severance	$—	$—	$1,914,042 (a)	$2,709,288 (b)	$—	$—
Pro-rata Bonus	—	—	—	602,064 (c)	—	—
Long-term Incentives
- Time Vesting Restricted Stock (d)	—	—	—	563,901	563,901	563,901
- Performance Awards (e)				807,171	807,171	807,171
Supplemental Retirement (f)	—	—	—	703,929	703,929	703,929
Benefits & Perquisites:
Survivor Income Benefits (g)	—	—	—	—	150,000	—
Health Benefits (h)	—	—	25,383	25,383	—	—
Total	$—	$—	$1,939,425	$5,411,736	$2,225,001	$2,075,001

(a)
Severance amount is equal to two times the sum of: Mr. Riley’s current base salary, plus his average annual incentive compensation paid during the three years prior to termination (2015, 2016, 2017), payable over 18 months.

(b)	Severance amount is equal to two times the sum of: Mr. Riley’s current base salary, plus his 2018 target annual cash incentive, payable over 18 months.
(c)
Reflects Mr. Riley’s target annual cash incentive award pro-rated for the portion of the year prior to termination. Because termination is assumed to occur on December 31, 2018, the amount reflects the full target cash award that would be payable in lieu of his 2018 annual incentive award.

(d)
Reflects full vesting of time-based restricted stock awards upon a qualifying termination during the 24 month period following a change-in-control, and in the event of death, or disability. Awards are valued using the December 31, 2018 closing price of $36.56.

(e)
Reflects vesting of performance-based restricted stock awards (including dividends accrued through December 31, 2018) upon a qualifying termination during the 24 month period following a change-in-control, and in the event of death or disability, payable at target levels. Awards are valued using the December 31, 2018 closing price of $36.56.

(f)
Reflects full vesting of Mr. Riley’s unvested nonqualified defined contribution supplemental executive retirement plan balance upon a qualifying termination in connection with a change-in-control, and in the event of death, or disability. Amounts include annual and performance contingent contributions earned for service Mr. Riley has provided through December 31, 2018.

(g)
Reflects $150,000 of survivor income benefits payable to Mr. Riley’s beneficiaries through a company owned life insurance policy covering the life of Mr. Riley. Mr. Riley’s beneficiaries would also be entitled to receive $300,000 of life insurance benefits under our group life insurance plan.

(h)	Estimates the cost of continuing medical, dental, and vision benefits for 18 months for a qualifying termination using 2018 COBRA rates.

Potential Payments Upon Termination or Change-In-Control Payments as of 12/31/2018 - Ms. Marcy Mutch

			Involuntary	Change in Control
Executive Payments and		Involuntary	Termination Without	With Termination
Benefits upon Termination	Voluntary	Termination	Cause / Termination	for Good Reason
or Change in Control	Termination	for Cause	for Good Reason	or Without Cause	Death	Disability

Compensation:
Severance	$—	$—	$453,333 (a)	$866,250 (b)	$—	$—
Pro-rata Bonus	—	—	—	192,500 (c)	—	—
Long-term Incentives
- Time Vesting Restricted Stock (d)	—	—	—	167,737	167,737	167,737
- Performance Awards (e)				262,505	262,505	262,505
Benefits & Perquisites:
Health Benefits (f)	—	—	15,985	23,978	—	—
Total	$—	$—	$469,318	$1,512,970	$430,242	$430,242

(a)
Severance amount is equal to one times the sum of: Ms. Mutch’s current base salary, plus her average annual incentive compensation paid during the three years prior to termination (2015, 2016, 2017), payable over 18 months.

(b)	Severance amount is equal to one times the sum of: Ms. Mutch’s current base salary, plus her 2018 target annual cash incentive, payable over 18 months.
(c)
Reflects Ms. Mutch’s target annual cash incentive award pro-rated for the portion of the year prior to termination. Because termination is assumed to occur on December 31, 2018, the amount reflects the full target cash award that would be payable in lieu of her 2018 annual incentive award.

(d)
Reflects full vesting of time-based restricted stock awards upon a qualifying termination during the 24 month period following a change-in-control, and in the event of death, or disability. Awards are valued using the December 31, 2018 closing price of $36.56.

(e)
Reflects vesting of performance-based restricted stock awards (including dividends accrued through December 31, 2018) upon a qualifying termination during the 24 month period following a change-in-control, and in the event of death or disability, payable at target levels. Awards are valued using the December 31, 2018 closing price of $36.56.

(f)
Estimates the cost of continuing medical, dental, and vision benefits, using 2018 COBRA rates. Assumes 12 months of continued coverage for a qualifying termination not in connection with a change-in-control and 18 months of continued coverage for a termination in connection with a change-in-control.

Potential Payments Upon Termination or Change-In-Control Payments as of 12/31/2018 - Ms. Jodi Delahunt Hubbell

			Involuntary	Change in Control
Executive Payments and		Involuntary	Termination Without	With Termination
Benefits upon Termination	Voluntary	Termination	Cause / Termination	for Good Reason
or Change in Control	Termination	for Cause	for Good Reason	or Without Cause	Death	Disability

Compensation:
Severance	$—	$—	$375,000 (a)	$843,750 (b)	$—	$—
Pro-rata Bonus	—	—	—	187,500 (c)	—	—
Long-term Incentives
- Time Vesting Restricted Stock (d)	—	—	—	211,280	211,280	211,280
- Performance Awards (e)				86,132	86,132	86,132
Benefits & Perquisites:
Health Benefits (f)	—	—	15,985	23,978	—	—
Total	$—	$—	$390,985	$1,352,640	$297,412	$297,412

(a)
Severance amount is equal to one times the sum of: Ms. Delahunt Hubbell’s current base salary, plus her average annual incentive compensation paid during the three years prior to termination (2015, 2016, 2017), payable over 18 months. Since Ms. Delahunt Hubbell (who joined the Company in 2017) did not receive annual bonuses in 2015, 2016, and 2017, no bonus component has been used to compute her severance.

(b)	Severance amount is equal to one times the sum of: Ms. Delahunt Hubbell’s current base salary, plus her 2018 target annual cash incentive, payable over 18 months.
(c)
Reflects Ms. Delahunt Hubbell’s target annual cash incentive award pro-rated for the portion of the year prior to termination. Because termination is assumed to occur on December 31, 2018, the amount reflects the full target cash award that would be payable in lieu of her 2018 annual incentive award.

(d)
Reflects full vesting of time-based restricted stock awards upon a qualifying termination during the 24 month period following a change-in-control, and in the event of death, or disability. Awards are valued using the December 31, 2018 closing price of $36.56.

(e)
Reflects vesting of performance-based restricted stock awards (including dividends accrued through December 31,2018) upon a qualifying termination during the 24 month period following a change-in-control, and in the event of death or disability, payable at target levels. Awards are valued using the December 31, 2018 closing price of $36.56.

(f)
Estimates the cost of continuing medical, dental, and vision benefits, using 2018 COBRA rates. Assumes 12 months of continued coverage for a qualifying termination not in connection with a change-in-control and 18 months of continued coverage for a termination in connection with a change-in-control.

Potential Payments Upon Termination or Change-In-Control Payments as of 12/31/2018 - Mr. Kirk D. Jensen

			Involuntary	Change in Control
Executive Payments and		Involuntary	Termination Without	With Termination
Benefits upon Termination	Voluntary	Termination	Cause / Termination	for Good Reason
or Change in Control	Termination	for Cause	for Good Reason	or Without Cause	Death	Disability

Compensation:
Severance	$—	$—	$— (a)	$— (b)	$—	$—
Pro-rata Bonus	—	—	—	— (c)	—	—
Long-term Incentives
- Time Vesting Restricted Stock (d)	—	—	—	138,782	138,782	138,782
- Performance Awards (e)				217,408	217,408	217,408
Benefits & Perquisites:
Health Benefits (f)	—	—	—	—	—	—
Total	$—	$—	$—	$356,190	$356,190	$356,190

(a)
Reflects full vesting of time-based restricted stock awards upon a qualifying termination during the 24 month period following a change-in-control, and in the event of death, or disability. Awards are valued using the December 31, 2018 closing price of $36.56.

(b)
Reflects vesting of performance-based restricted stock awards (including dividends accrued through December 31, 2018) upon a qualifying termination during the 24 month period following a change-in-control, and in the event of death or disability, payable at target levels. Awards are valued using the December 31, 2018 closing price of $36.56.

Potential Payments Upon Termination or Change-In-Control Payments as of 12/31/2018 - Mr. Philip Gaglia

			Involuntary	Change in Control
Executive Payments and		Involuntary	Termination Without	With Termination
Benefits upon Termination	Voluntary	Termination	Cause / Termination	for Good Reason
or Change in Control	Termination	for Cause	for Good Reason	or Without Cause	Death	Disability

Compensation:
Severance	$—	$—	$319,594 (a)	$584,100 (b)	$—	$—
Pro-rata Bonus	—	—	—	129,800 (c)	—	—
Long-term Incentives
- Time Vesting Restricted Stock (d)	—	—	—	111,508	111,508	111,508
- Performance Awards (e)				172,265	172,265	172,265
Benefits & Perquisites:
Health Benefits (f)	—	—	23,132	34,697	—	—
Total	$—	$—	$342,726	$1,032,370	$283,773	$283,773

(a)
Severance amount is equal to one times the sum of: Mr. Gaglia’s current base salary, plus his average annual incentive compensation paid during the three years prior to termination (2015, 2016, 2017), payable over 18 months.

(b)	Severance amount is equal to one and a half times the sum of: Mr. Gaglia’s current base salary, plus his 2018 target annual cash incentive, payable over 18 months.
(c)
Reflects Mr. Gaglia’s target annual cash incentive award pro-rated for the portion of the year prior to termination. Because termination is assumed to occur on December 31, 2018, the amount reflects the full target cash award that would be payable in lieu of his 2018 annual incentive award.

(d)
Reflects full vesting of time-based restricted stock awards upon a qualifying termination during the 24 month period following a change-in-control, and in the event of death, or disability. Awards are valued using the December 31, 2018 closing price of $36.56.

(e)
Reflects vesting of performance-based restricted stock awards (including dividends accrued through December 31, 2018) upon a qualifying termination during the 24 month period following a change-in-control, and in the event of death or disability, payable at target levels. Awards are valued using the December 31, 2018 closing price of $36.56.

(f)
Estimates the cost of continuing medical, dental, and vision benefits, using 2018 COBRA rates. Assumes 12 months of continued coverage for a qualifying termination not in connection with a change-in-control and 18 months of continued coverage for a termination in connection with a change-in-control.

Potential Payments Upon Termination or Change-In-Control Payments as of 12/31/2018 - Mr. William D. Gottwals

			Involuntary	Change in Control
Executive Payments and		Involuntary	Termination Without	With Termination
Benefits upon Termination	Voluntary	Termination	Cause / Termination	for Good Reason
or Change in Control	Termination	for Cause	for Good Reason	or Without Cause	Death	Disability

Compensation:
Severance	$—	$—	$— (a)	$— (b)	$—	$—
Pro-rata Bonus	—	—	—	— (c)	—	—
Long-term Incentives
- Time Vesting Restricted Stock (d)	—	—	—	140,719	140,719	140,719
- Performance Awards (e)				238,302	238,302	238,302
Benefits & Perquisites:
Health Benefits (f)	—	—	—	—	—	—
Total	$—	$—	$—	$379,021	$379,021	$379,021

(a)
Reflects full vesting of time-based restricted stock awards upon a qualifying termination during the 24 month period following a change-in-control, and in the event of death, or disability. Awards are valued using the December 31, 2018 closing price of $36.56.

(b)
Reflects vesting of performance-based restricted stock awards (including dividends accrued through December 31, 2018) upon a qualifying termination during the 24 month period following a change-in-control, and in the event of death or disability, payable at target levels. Awards are valued using the December 31, 2018 closing price of $36.56.

Potential Payments Upon Termination or Change-In-Control Payments as of 12/31/2018 - Mr. Stephen W. Yose

			Involuntary	Change in Control
Executive Payments and		Involuntary	Termination Without	With Termination
Benefits upon Termination	Voluntary	Termination	Cause / Termination	for Good Reason
or Change in Control	Termination	for Cause	for Good Reason	or Without Cause	Death	Disability

Compensation:
Severance	$—	$—	$— (a)	$— (b)	$—	$—
Pro-rata Bonus	—	—	—	— (c)	—	—
Long-term Incentives
- Time Vesting Restricted Stock (d)	—	—	—	192,781	192,781	192,781
- Performance Awards (e)				135,610	135,610	135,610
Benefits & Perquisites:
Health Benefits (f)	—	—	—	—	—	—
Total	$—	$—	$—	$328,391	$328,391	$328,391

(a)
Reflects full vesting of time-based restricted stock awards upon a qualifying termination during the 24 month period following a change-in-control, and in the event of death, or disability. Awards are valued using the December 31, 2018 closing price of $36.56.

(b)
Reflects vesting of performance-based restricted stock awards (including dividends accrued through December 31, 2018) upon a qualifying termination during the 24 month period following a change-in-control, and in the event of death or disability, payable at target levels. Awards are valued using the December 31, 2018 closing price of $36.56.

Director Compensation

We use a combination of cash and stock-based incentive compensation to attract and retain qualified candidates to serve on our Board. In setting director compensation, we consider the significant amount of time that directors expend in fulfilling their duties as well as the skill level required by us with respect to members of the Board.

During 2018, each director, other than Kevin P. Riley and James R. Scott, received an annual retainer valued at $50,000, with at least $25,000 of that being paid in the form of equity and the remaining $25,000 paid in the form of cash or common stock at the Director’s election.

For his services as Chair of the Board, James R. Scott received an annual retainer of $229,998, of which $120,000 was paid to him in quarterly installments of $30,000, and $109,998 was issued in the form of company stock. These retainers were in lieu of all director fees and other retainers described above. The retainer paid to James R. Scott recognizes his work in providing an interface between the Board and our management, oversight of strategic planning, leadership of the Board, deployment and the creation of shareholder value, executive succession planning, and community visibility.

Committee members, committee chairs and our lead independent director received additional compensation as follows:

Committee	Chair Retainer	Member Retainer
Audit	$12,500	$10,000
Compensation	11,250	7,500
Executive	—	5,000
Governance	10,000	5,000
Risk	11,200	7,500
Technology	10,000	5,000
Lead Independent Director	—	2,500
Bank: Market Strategy	—	3,750
Bank: Facilities	—	3,750

Directors are reimbursed for ordinary expenses incurred in connection with attending Board and committee meetings. Under our deferred compensation plan, directors may elect to defer any cash portion of director’s fees until an elective distribution date or the director’s retirement, disability, or death.

Director Compensation Table

Name	Fees Earned	Stock	Options	All Other
	or Paid in Cash	Awards	Awards	Compensation	Total
	($)	($)(1)	($)	($)(2)	($)

James R. Scott	$120,000	$109,998	$—	$—	$229,998
Kevin P. Riley(3)	—	—	—	—	—
Steven J. Corning	48,438	24,968	49,154	—	122,560
Dana L. Crandall	30,625	49,979	—	—	80,604
William B. Ebzery	35,000	24,968	96,635	—	156,603
Charles E. Hart, M.D.	51,875	24,968	83,170	—	160,013
John Heyneman	28,125	24,968	—	—	53,093
David L. Jahnke	58,750	24,968	—	—	83,718
Dennis L. Johnson (4)	44,687	24,968	—	34,461	104,116
Ross E. Leckie	55,312	24,968	26,226	—	106,506
Patricia L. Moss	45,312	24,968	—	—	70,280
James R. Scott Jr.(2)	18,125	49,979	—	156,139	224,243
Jonathan R. Scott (2)	25,625	37,495	403,857	139,784	606,761
Randall I. Scott(5)	10,875	—	—	—	10,875
Teresa A. Taylor	55,625	24,968	—	—	80,593
Theodore H. Williams(6)	3,750	—	—	—	3,750
Peter I. Wold	42,812	24,968	—	—	68,080

(1)
The amounts reflect the aggregate grant date fair value computed in accordance with FASB ASC Topic 718. Because of the limited number of stock awards granted to non-employee directors, the number of outstanding stock awards held by the directors at December 31, 2018 was not materially different from the amounts reflected in the relevant footnotes to the Beneficial Ownership Table included herein under the heading “Security Ownership of Certain Beneficial Owners and Management.”

(2)	The amounts in All Other Compensation includes compensation as an employee of the Company.

(3)
Mr. Riley received no compensation for serving as a director, but he was compensated in his capacity as President and Chief Executive Officer and his compensation is included herein in the “Summary Compensation Table.”

(4)
Mr. Johnson received a one-time payment of $32,461 in 2018, which is reflected under All Other Compensation, for the payout of his deferred Restricted Stock Units which were issued under the Cascade Bancorp Equity & Incentive Plan as a director of Cascade Bancorp.

(5)
Due to term limits that require certain Scott family members to have at least a one-year break in service after serving two consecutive three-year terms, Randall I. Scott’s most recent term ended in May of 2018.

(6)	Mr. Williams announced his resignation as a director effective March 22, 2018.

Director Stock Ownership Guidelines
Under our stock ownership guidelines, each director is expected to acquire and maintain ownership of our common stock equal in value to three times his or her annual cash and stock retainer. Stock holdings are measured at the end of each year using the year’s closing stock price. Each director is expected to meet the ownership guidelines within five years from the date he or she became a director. All directors with the exception of one recently elected director have met the recommended levels of stock ownership.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Related Person Transaction Policy

Our Board has adopted a related person transaction policy that is applicable to our executive officers, directors and certain entities and individuals related to such persons. The policy, as amended, generally provides that we will not enter into any transactions with related parties unless such transaction(s) are (1) reviewed by the independent directors of our Governance & Nominating Committee after disclosure of the relevant facts and circumstances, including any benefits to the Company and the terms of any comparable products or services provided by unrelated third parties, and (2) determined by the independent directors of our Governance & Nominating Committee to be in the best interests of the Company and our shareholders, The policy also provides that the chairman of such committee, who is an independent director, has delegated authority to approve such transaction(s) in certain circumstances, subject to ratification by the independent directors of the Governance & Nominating Committee. The policy does not apply to loan and credit transactions to directors and executive officers that are covered by Regulation O adopted by the Federal Reserve.
All of the ongoing related party transactions described below were reviewed and approved by the independent directors of the Governance & Nominating Committee in accordance with the policy.

Related Party Transactions

We conduct banking transactions in the ordinary course of business with related parties, including directors, executive officers, shareholders, and their associates on the same terms as those prevailing at the same time for comparable transactions with unrelated persons and that do not involve more than a normal risk of collectability or present other unfavorable features.

Certain executive officers, directors, and greater than 5% shareholders of the Company and certain entities and individuals related to such persons have incurred indebtedness in the form of loans, as customers, in an amount equal to $43.2 million as of December 31, 2018. During 2018, new loans and advances on existing loans of $7.6 million were funded and loan repayments totaled $17.4 million. These loans were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable loans with persons not related to us.

We lease an aircraft from an entity wholly-owned by James R. Scott, current Chair of our Board. Under the terms of the lease, we pay a fee for each flight hour plus certain third party operating expenses related to the aircraft. During 2018, we paid total fees and operating expenses of $53 thousand for our use of the aircraft. In addition, we lease a portion of our hanger and provide pilot services to the related entity. During 2018, we received payments from the related entity of $25 thousand for hangar use, pilot fees, and reimbursement of certain third party operating expenses related to Mr. Scott’s personal use of the aircraft.

James R. Scott, Thomas W. Scott, three of our current directors, John M. Heyneman, Jr., Jonathan R. Scott, and James R. Scott, Jr., and two members of our control group, Homer A. Scott, Jr., who is also a greater than 5% shareholder individually, and Randall I. Scott, who is also a greater than 5% shareholder individually, each has a 2.5% interest in Scott Family Services, Inc. (“SFS”), which provides professional services that benefit us and the Scott family. In addition, Randall I. Scott is the chairman of the board of directors of SFS. Services provided for our benefit include shareholder education and communication, leadership development, and succession planning for family members who serve on our Board. During 2018, we paid $80 thousand for these services. SFS reimburses us for all salaries, wages and employee benefits expenses incurred by us on its behalf for personnel.

Conflict of Interest Policy

On an annual basis, each director and executive officer is obligated to complete a director and officer questionnaire that requires disclosure of any transactions with our Company in which the director or executive officer, or any member of his or her immediate family, have a direct or indirect material interest. Under our code of conduct, all employees, including executive officers, are expected to avoid conflicts of interest. Pursuant to our code of ethics for the Chief Executive Officer and senior finance officers, such officers are prohibited from engaging in activities that are or may appear to be a conflict of interest unless a specific, case-by-case exception has first been reviewed and approved by the Board. All of our directors are subject to the Board’s governance standards that include a code of ethics and conduct guide requiring the directors to avoid conflicts of interest.

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING AND VOTING

Solicitation Information

This proxy statement, the accompanying proxy card, and the annual report on Form 10-K are being made available to our shareholders on the Internet at www.astproxyportal.com/ast/40019/ beginning on or about March 22, 2019. Our Board is soliciting your proxy to vote your shares at the annual meeting of shareholders to be held on May 2, 2019. The Board is soliciting your proxy to give all shareholders the opportunity to vote on matters that will be presented at the annual meeting. This proxy statement provides you with information on these matters to assist you in voting your shares.

We are pleased to take advantage of the SEC e-proxy rules that allow companies to post their proxy materials on the internet. We will be able to provide our shareholders with the information they need while lowering the cost of the delivery of materials and reducing the environmental impact of printing and mailing hard copies. As permitted by the SEC rules, we are sending a Notice of Internet Availability of Proxy Materials, or the Notice, to our shareholders on or about March 22, 2019. All shareholders will have the ability to access the proxy materials on the website referred to above and in the Notice. Shareholders will also have the ability to request a printed set of the proxy materials. Instructions on how to access the proxy materials on the internet or to request a printed copy may be found in the Notice. Instructions on how to vote your shares and how to download a proxy card for voting at the annual meeting will also be contained in the Notice.

What is a proxy?

A proxy is your legal designation of another person to vote on your behalf. By completing and returning the proxy card, you are giving the persons designated in the proxy the authority to vote your shares in the manner you indicate on the proxy card.

Why did I receive more than one proxy card?

While we have attempted to consolidate your holdings onto one proxy card, you may receive multiple proxy cards if you hold your shares in different ways (e.g., joint tenancy, trusts, custodial accounts) or in multiple accounts. In addition, if your shares are held by a broker or trustee, you will receive your proxy card or other voting information from your broker or trustee. You should vote separately with respect to each proxy card you receive as each will have a separate control number and will be related to different shares beneficially owned by you.

Who pays the cost of this proxy solicitation?

We pay the costs of soliciting proxies. Upon request, we will reimburse brokers, banks, trusts, and other nominees for reasonable expenses incurred by them in forwarding proxy materials to beneficial owners of our common stock.

Is this proxy statement the only way that proxies are being solicited?

In addition to these proxy materials, certain of our directors, officers and employees may solicit proxies by telephone, facsimile, e-mail, or personal contact. They will not be specifically compensated for doing so.

Voting Information

Who is qualified to vote?
You are qualified to receive notice of and to vote at the annual meeting if you owned of record shares of our Class A or Class B common stock as of the close of business on our record date of March 1, 2019.

How many shares of common stock may vote at the annual meeting?

As of the record date, there were 38,169,575 shares of Class A common stock outstanding and entitled to vote and 22,453,672 shares of Class B common stock outstanding and entitled to vote at our annual meeting. Our Class A common stock and our Class B common stock are referred to collectively as our “common stock.”

How are votes counted?

The proxies appointed by the Board will vote your shares as you instruct on your proxy. Each share of Class A common stock is entitled to one vote and each share of Class B common stock is entitled to five votes on all matters submitted to a vote of shareholders. Holders of Class A common stock and Class B common stock vote together as a single class on all matters (including the election of directors) submitted to a vote of shareholders, unless otherwise required by law or the Company’s Second Amended and Restated Articles of Incorporation.

Is there a quorum requirement?

For the annual meeting to be valid, there must be a quorum present. A quorum requires that more than 50% of the voting power of our issued and outstanding common stock be represented at the meeting, whether in person or by proxy.

What is the difference between a “shareholder of record” and other “beneficial” holders?

These terms describe how your shares are held. If your shares are registered directly in your name, you are a “shareholder of record.” If your shares are held on your behalf in the name of a broker, bank, trust, or other nominee as a custodian, you are a “beneficial” holder.

How do I vote my shares?

If you are a “shareholder of record,” you can vote your proxy:

•	via internet at www.voteproxy.com;

•	via telephone by calling 1-800-PROXIES in the United States or 1-718-921-8500 in foreign countries;

•	by mailing in a signed original of the proxy card that will be sent to you by mail or that you may download from the website referred to in the Notice; or

•	by designating another person to vote your shares with your own form of proxy.

Please refer to the specific instructions set forth on the proxy card. We encourage you to vote electronically or by telephone. If you are a “beneficial” holder, your broker, bank, trust or other nominee will provide you with materials and instructions for voting your shares.

Can I vote my shares in person at the annual meeting?

If you are a “shareholder of record,” you may vote your shares in person at the annual meeting. If you are a “beneficial” holder, you must obtain a proxy from your broker, bank, trust, or other nominee giving you the right to vote the shares at the annual meeting.

What is the Board’s recommendation on how I should vote my shares?

Proposal One - The Board recommends you vote your shares FOR the election of each of the two director nominees.

Proposal Two - The Board recommends you vote your shares FOR ratification of the appointment of RSM US LLP as our independent registered public accounting firm for the year ending December 31, 2019.

Proposal Three - The Board recommends that you vote your shares FOR approval of the charter amendment to provide for majority voting in the election of directors.

Proposal Four - The Board recommends you vote your shares FOR the approval of the adjournment of the annual meeting, if necessary or appropriate, to solicit additional proxies for the foregoing proposals.

Proposal Five - The Board recommends you vote your shares FOR the approval of the compensation of the named executive officers.

How will my shares be voted if I do not specify how they should be voted?

If you sign and return your proxy card without indicating how you want your shares to be voted, the proxies appointed by the Board will vote your shares FOR the election of all two director nominees, FOR the ratification of the appointment of RSM US LLP as our independent registered public accounting firm for the year ending December 31, 2019; FOR approval of the charter amendment to provide for majority voting in the election of directors; FOR the approval of the adjournment of the annual meeting, if necessary or appropriate, to solicit additional proxies for the foregoing proposals; and FOR the approval of the compensation of the named executive officers.

Can my broker vote my shares for the proposal regarding the election of directors?

A broker or other entity holding shares for an owner in street name may vote for routine proposals without receiving voting instructions from the owner under certain circumstances. A broker or other entity may vote on non-routine proposals only if the owner has provided voting instructions. A broker non-vote occurs when the broker or other entity is unable to vote on a proposal because the proposal is non-routine and the owner does not provide any voting instructions, at a meeting where the broker or entity is able to vote on a routine matter as well. The only routine matter in this proxy statement is Proposal Two to ratify the appointment of our independent registered public accounting firm. Proposals One, Three, Four, and Five to elect the director nominees, approve the charter amendment, approve the adjournment, if necessary or appropriate, to seek additional votes to approve the foregoing proposals, and approve named executive officer compensation, respectively, are non-routine matters. Therefore, if you are a “beneficial” holder and you do not provide specific voting instructions to your broker or other entity on how to cast your vote in respect of the non-routine matters, the broker or other entity will not be able to cast a vote on your behalf with respect to those matters, resulting in so-called broker non-votes on all matters without voting instructions other than Proposal Two. It is important that you instruct your broker as to how you wish to have your shares voted on each proposal, even if you wish to vote as recommended by the Board.

How are votes withheld, abstentions and broker non-votes treated?

Votes withheld in the election of directors and abstentions are deemed as “present” and entitled to vote at the annual meeting, are counted for purposes of establishing a quorum for the proper conduct of business at the annual meeting, and, except for voting on directors, and the amendment to the charter, will have the same effect as a vote against a matter. Abstentions will have no effect on the outcome of the voting on the election of directors or the amendment to the charter. Broker non-votes, if any, are not relevant for general quorum purposes of establishing a quorum for the proper conduct of business at the annual meeting, are not deemed to be “present” and entitled to vote with respect to any matter for which a broker non-vote is received, and have no effect on the outcome of any of the matters presented at the annual meeting.

How do I change or revoke my proxy?

After voting you may change your vote one or more times, or you may revoke your proxy, at any time before the vote is taken at the annual meeting. You may change your vote or revoke your proxy, as applicable, by doing one of the following:

•	sending a written notice of revocation to our corporate secretary that is received prior to the annual meeting, stating that you revoke your proxy;

•	signing a later-dated proxy card and submitting it so that it is received prior to the annual meeting in accordance with the instructions included in the proxy card(s);

•	voting again via the internet or by telephone using the instructions described in the Notice; or

•	attending the annual meeting and voting your shares in person.

What vote is required?

With respect to Proposal One to elect the director nominees, a plurality of votes is needed to elect a director. This means that the two nominees for director who receive the most affirmative votes for their election will be elected. Neither a “withhold” vote nor a broker non-vote will count as a vote cast “FOR” a director nominee or have any direct effect on the outcome of the election of directors.

With respect to Proposal Two to ratify the appointment of RSM US LLP as our independent registered public accounting firm for the year ending December 31, 2019, ratification will be approved by the shareholders if a majority of the voting power of the shares present in person or by proxy and entitled to vote on the matter cast their votes in favor of the matter. Abstentions will be treated as a vote cast and will have the same effect as a vote “AGAINST” this proposal. Broker non-votes will not be counted a vote cast and will have no effect on the outcome of the ratification.

With respect to Proposal Three to approve the charter amendment to provide for majority voting in the election of directors, the amendment will be approved by the shareholders if the votes cast in favor of the matter exceed the votes cast in opposition, Abstentions will be treated as a vote cast, but neither abstentions nor broker non-votes will have any effect on the outcome of this proposal.

With respect to Proposal Four to approve an adjournment of the meeting if deemed necessary or appropriate to solicit additional votes for the charter amendment or other proposals in this proxy statement, the adjournment will be approved by the shareholders if a majority of the voting power of the shares present in person or by proxy and entitled to vote on the matter cast their votes in favor of the matter. Abstentions will be treated as a vote cast and will have the same effect as a vote “AGAINST” this proposal. Broker non-votes will not be counted a vote cast and will have no effect on the outcome of any adjournment.

With respect to Proposal Five to approve the compensation of the names executive officers, we will consider the advisory vote approved by the shareholders if a majority of the voting power of the shares present in person or by proxy and entitled to vote on the matter cast their votes in favor of the matter. Abstentions will be treated as a vote cast and will have the same effect as a vote “AGAINST” this proposal. Broker non-votes will not be counted a vote cast and will have no effect on the outcome of any adjournment vote.

Who will count the votes?

Representatives from American Stock Transfer & Trust Company, LLC will count the votes and serve as our inspector of election. The inspector of election will be appearing via telephone at the annual meeting.

What if I have further questions?

If you have any further questions about voting your shares or attending the annual meeting, please contact our corporate secretary, Kirk D. Jensen, at (406) 255-5304, or e-mail: Kirk.Jensen@fib.com.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our directors and executive officers, and persons who own more than 10% of our common stock, to file with the SEC initial reports of ownership and reports of changes in ownership of our common stock and other equity securities. Executive officers, directors, and greater than 10% shareholders are required by SEC regulations to furnish us with copies of all Section 16(a) forms they file.

To our knowledge, during the year ended December 31, 2018, our directors, executive officers and greater than 10% shareholders complied with all Section 16(a) filing requirements with the following exceptions: (i) a report with respect to the end of period holdings of Ms. Jodi Delahunt Hubbell was not filed on a timely basis; (ii) a report with respect to five transactions effected by Mr. John M. Heyneman Jr. was not filed on a timely basis; (iii) a report with respect to the end of period holdings of Mr. John M. Heyneman, Jr. was not filed on a timely basis; (iv) a report with respect to six transactions effected by J.S. Investments was not filed on a timely basis; (v) a report with respect to the end of period holdings of Mr. James R. Scott was not filed on a timely basis; (vi) a report with respect to the end of period holdings of Mr. Jonathan R. Scott was not filed on a timely basis; (vii) a report with respect to three transactions effected by Mr. Jonathan R. Scott’s spouse was not filed on a timely basis; (viii) a report with respect to a transaction effected by Mr. Homer Scott, Jr. was not filed on a timely basis.

SHAREHOLDER PROPOSALS

The rules of the SEC permit shareholders of a company, after timely notice to the company, to present proposals for shareholder action in the company’s proxy statement where such proposals are consistent with applicable law, pertain to matters appropriate for shareholder action, and are not properly omitted by company action in accordance with the SEC’s proxy rules. Our 2019 annual meeting of shareholders is expected to be held on or about May 2, 2019, and proxy materials in connection with that meeting are expected to be mailed on or about March 22, 2019. The deadline for submission of shareholder proposals pursuant to Rule 14a-8 under the Exchange Act for inclusion in our proxy statement for our 2020 annual meeting of shareholders is November 15, 2019, which is 120 days prior to the anniversary of the mailing date for our proxy materials for this year’s annual meeting.

Additionally, under the terms of our bylaws, shareholders who wish to present an item of business at the 2020 annual meeting must provide notice to the corporate secretary at our principal executive offices not later than the close of business on the 90th day (February 2, 2020), nor earlier than the close of business on the 120th day (January 3, 2020), prior to May 2, 2020, which will be the one-year anniversary of our 2019 annual meeting. If we do not receive notice of a shareholder proposal within that period of time, such proposal will be considered untimely pursuant to Rules 14a-4 and 14a-5(e) and the persons named in proxies solicited by the Board for our 2020 annual meeting of shareholders may exercise discretionary voting power with respect to such proposal and/or the Chair may consider the matter out of order and not address it at the meeting at all.

OTHER MATTERS

We know of no matters other than as contained in the Notice of Annual Meeting of Shareholders to be brought before the meeting. The enclosed proxy, however, gives discretionary authority for the proxy holders to vote on your behalf in the event that any additional matters should be duly presented.

Any shareholder may obtain without charge a copy of our Annual Report on Form 10-K filed with the SEC for the year ended December 31, 2018, which includes our audited financial statements. Written requests for a copy of our Annual Report on Form 10-K should be addressed to Investor Relations, First Interstate BancSystem, Inc., P.O. Box 30918, Billings, Montana 59116-0918.

BY ORDER OF THE BOARD OF DIRECTORS

Kirk D. Jensen
Secretary

Billings, Montana
March [15], 2019

Preliminary

ANNUAL MEETING OF SHAREHOLDERS OF

FIRST INTERSTATE BANCSYSTEM, INC.

May 2, 2019

PROXY VOTING INSTRUCTIONS

INTERNET - Access "www.voteproxy.com" and follow the on-screen instructions or scan the QR code with your smartphone. Have your proxy card available when you access the web page.

Vote online until 11:59 PM EST the day before the meeting.

GO GREEN - e-Consent makes it easy to go paperless. With e-Consent, you can quickly access your proxy material, statements and other eligible documents online, while reducing costs, clutter and paper waste. Enroll today via www.astfinancial.com to enjoy online access.

COMPANY NUMBER	
ACCOUNT NUMBER	

IMPORTANT NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL:
The Notice of Meeting, proxy statement and proxy card are available at http://www.astproxyportal.com/ast/40019/

Please detach along perforated line and mail in the envelope provided IF you are not voting via the Internet.

20233330000000000000 8 050219

THE BOARD OF DIRECTORS RECOMMENDS YOU VOTE "FOR" EACH OF THE NOMINEES IN PROPOSAL 1 AND "FOR" PROPOSALS 2, 3, 4, AND 5.
PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

1. Election of Directors Nominees

☐ FOR ALL NOMINEES

☐ WITHHOLD AUTHORITY FOR ALL NOMINEES

☐ FOR ALL EXCEPT (See instructions below)

NOMINEES:
○ James R. Scott, Jr.
○ Randall I. Scott

INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark "FOR ALL EXCEPT" and fill in the circle next to each nominee you wish to withhold, as shown here: ●

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method. ☐

NOTE: The proxies will have discretionary authority, to the extent permitted by law, to act and vote on such other business as may properly come before the meeting or any adjournment thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations.

Signature of Shareholder ______ Date: ______ Signature of Shareholder ______ Date: ______

Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.